EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

DENALI PARENT INC.

and

DENALI MERGER SUB INC.

Dated as of August 13, 2010

TABLE OF CONTENTS

		Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2

1.2.	Closing	2

1.3.	Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	3

2.2.	The Bylaws	3

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1.	Directors	3

3.2.	Officers	3

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	3

4.2.	Exchange of Certificates	4

4.3.	Treatment of Stock Plans	8

4.4.	Adjustments to Prevent Dilution	9

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	9

5.2.	Representations and Warranties of Parent and Merger Sub	36

ARTICLE VI

COVENANTS

6.1.	Interim Operations	42

6.2.	Acquisition Proposals; Go-Shop Period	48

6.3.	Proxy Filings; Information Supplied	53

6.4.	Stockholders Meeting	54

6.5.	Filings; Reasonable Best Efforts; Other Actions; Notification	54

6.6.	Access and Reports	58

6.7.	Stock Exchange De-listing	60

6.8.	Publicity	60

6.9.	Employee Benefits	60

6.10.	Expenses	62

6.11.	Indemnification; Directors’ and Officers’ Insurance	62

6.12.	Takeover Statutes	64

6.13.	Parent Vote	64

6.14.	Financing	64

6.15.	Casualty	65

6.16.	Stockholder Litigation	65

6.17.	Dynegy Power Generation, LLC.	65

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6.18.	Credit Agreement Matters	66

6.19.	FCPA Matters	66

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	66

7.2.	Conditions to Obligations of Parent and Merger Sub	66

7.3.	Conditions to Obligation of the Company	67

7.4.	Frustration of Closing Conditions	68

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	68

8.2.	Termination by Either Parent or the Company	68

8.3.	Termination by the Company	69

8.4.	Termination by Parent	69

8.5.	Effect of Termination and Abandonment	70

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	73

9.2.	Modification or Amendment	74

9.3.	Waiver of Conditions	74

9.4.	Counterparts	74

9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	74

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9.6.	Notices	77

9.7.	Entire Agreement	78

9.8.	No Third Party Beneficiaries	78

9.9.	Obligations of Parent and of the Company	79

9.10.	Transfer Taxes	79

9.11.	Definitions	79

9.12.	Severability	79

9.13.	Interpretation; Construction	79

9.14.	Assignment	80

Annex A	Defined Terms	A-1

Exhibit A	NRG PSA	Ex. A-1

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation	Ex. B-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 13, 2010, among Dynegy Inc., a Delaware corporation (the “Company”), Denali Parent Inc., a Delaware corporation (“Parent”), and Denali Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, Merger Sub is entering into a Purchase and Sale Agreement (the “NRG PSA”), a true and complete copy of which is attached hereto as Exhibit A, with NRG Energy, Inc., a Delaware corporation (“NRG”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time, NRG will purchase and assume, and Merger Sub will sell and assign, or cause to be sold and assigned (it being understood that it will be the Surviving Corporation actually doing so), 100% of the issued and outstanding membership interests of each of Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, each a Delaware limited liability company and an indirect, wholly owned Subsidiary of the Company, and certain other assets of the Surviving Corporation (the “NRG Sale”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Capital Partners V L.P., a Delaware limited partnership (the “Guarantor”) is entering into a guarantee in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL and in this Agreement.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, if it does not become reasonably apparent to the parties hereto that such conditions are likely to be satisfied (other than the condition set forth in Section 7.1(a), which shall, for purposes of determining whether a condition is reasonably apparent to the parties to be satisfied under this proviso, be deemed to be satisfied at all times) as of a particular date until the date that is eight (8) calendar days or fewer prior to such anticipated satisfaction date, the Closing will occur on the later to occur of (a) such third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement and (b) the eleventh (11th) calendar day (or, if such day is not a business day, the next business day) after it becomes reasonably apparent that such conditions are likely to be satisfied as of a particular date. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of

Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in connection with the completion of the Merger so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (the “Affiliated Shares”), and (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares,” and together with the Affiliated Shares, the “Excluded Shares”)) shall be converted into the right to receive $4.50 per Share in cash (the “Per Share Merger Consideration”), without interest. Except as provided in Section 4.1(b), at the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Treatment of Excluded Shares. At the Effective Time, each Affiliated Share shall not represent the right to receive the Per Share Merger Consideration and shall convert into one share of a class of stock of the Surviving Corporation designated by Parent. Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g). As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and each share of preferred stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, if any, shall be converted into the right to receive one share of preferred stock, par value $0.01 per share, of the Surviving Corporation with the same rights and preferences.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds obtained pursuant to the Equity Financing necessary for the Paying Agent to make payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The parties acknowledge and agree that, in accordance with the Equity Financing Commitment, the capitalization of Parent may be effected directly or indirectly through one or more affiliated entities or other designated co-investors of BCP (other than NRG or any of its Affiliates), including with debt financing to the extent available from lenders other than NRG or the Company or any of their respective Affiliates (it being understood that in connection with the Closing no credit support in connection with any such debt financing or capitalization of Parent will be provided by the Company or any of its Affiliates and that no new Indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used in the provision of funding to the Paying Agent for the Exchange Fund), and the Equity Financing shall be comprised of funds obtained pursuant to such capitalization. If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two (2) business days), after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act), (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof and (iii) the term “Final Order” shall mean action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Options. At the Effective Time, unless otherwise agreed by Parent and the applicable holder, each outstanding Company Stock Option (as defined in Section 5.1(b)), vested or unvested, shall be cancelled for no payment if such option has an exercise price greater than the Per Share Merger Consideration and, if such option exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares. At the Effective Time, each outstanding share of Company Restricted Stock (as defined in Section 5.1(b)) shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Effective Time, pursuant to Section 4.1(a), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Phantom Stock Units. At the Effective Time, each outstanding Phantom Stock Unit (as defined in Section 5.1(b)) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the

Effective Time, an amount in cash, for each Phantom Stock Unit, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Performance Awards. At the Effective Time, (i) Company Performance Awards granted in 2009 and 2010 shall be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 shall be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards.

(e) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation and Human Resources Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d). Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Awards.

(f) Vesting. The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock and Phantom Stock Unit shall vest in full at the Effective Time.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Section 6.1, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Sections 5.1(b)(i), 5.1(c) or 5.1(d)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent); provided that no such disclosure shall be deemed to qualify Section 5.1(f)(i) or Section 6.1, as applicable, of the Company Disclosure Letter unless expressly set forth in Section 5.1(f)(i) or Section 6.1 of the Company Disclosure Letter or expressly cross-referenced, the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”);

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”); and

(iv) “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(B) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of this Agreement;

(C) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries;

(D) the execution, announcement or performance of obligations, covenants or agreements required by this Agreement or the NRG PSA or the consummation of the transactions contemplated by this Agreement or the NRG PSA (except with respect to the Company’s representation in Section 5.1(d)(ii)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the NRG PSA or the transactions contemplated by this Agreement or the NRG PSA;

(E) any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change or occurrence underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(F) any change in the Company’s credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(G) any actions taken by the Company or any of its Subsidiaries that are permitted by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Merger or the NRG Sale;

(H) any impact or effect on the rates that the Company or any Subsidiary of the Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such Subsidiary with Parent under applicable Law;

(I) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, NRG or their respective affiliates;

(J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

(K) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(L) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries; and

(M) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or the NRG PSA or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement or the NRG PSA.

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (A), (B), (C), (K) and (L) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 420,000,000 Shares and 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”). As of August 10, 2010, (i) 120,655,013 Shares were issued and outstanding, of which 501,962 Shares were subject to forfeiture or repurchase under restricted stock awards and were granted under the Company Stock Plans (as defined below) or otherwise (“Company Restricted Stock”), (ii) none of the Preferred Shares were issued and outstanding, (iii) 627,607 Shares were held by the Company in its treasury, and (iv) 14,269,414 Shares were reserved and available for issuance pursuant to the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2010 Long Term Incentive Plan, the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009), the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), and the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009) (collectively, the “Stock Plans”), of which 3,345,596 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after August 10, 2010, under the Company Stock Plans or otherwise, the “Company Stock Options”). Except for those Shares reserved for issuance pursuant to the immediately preceding sentence, no Shares or Preferred Shares have been issued since the close of business on August 10, 2010 through the date hereof. In addition, as of August 10, 2010, there were 188,484 Performance Units outstanding representing the right to receive an aggregate payment of $18,848,400 in cash in accordance with the underlying terms and conditions of such awards (the “Company Performance Awards”). Furthermore, as of August 10, 2010, there were 3,387,884 outstanding phantom stock unit awards granted under the 2009 Phantom Stock Plan representing the right to receive an aggregate payment of $15,245,478 in cash in accordance with the underlying terms and conditions of such awards (such unit awards, together with any other phantom stock unit awards granted after August 10, 2010, the “Phantom Stock Units” and, together with the Company Restricted Stock, the Company Stock Options and the Company Performance Awards, the “Company Equity Awards”). The exercise price per Share under each Option was equal to or greater than the fair market value of a Share on the applicable grant date thereof. None of the Subsidiaries of the Company own any Shares. Except as set forth above in this Section 5.1(b)(i), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Company’s Subsidiaries and entities (other than Subsidiaries) in which the Company or a Subsidiary of the Company owns a 5% or greater equity interest as of the date hereof (each, a “Company Joint Venture”). Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The ownership interest of the Company in each Subsidiary and interest of the Company in each Company Joint Venture is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for transfer restrictions of general applicability as provided under the Securities Act and other applicable securities Laws. Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business consistent with past practice, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(v) As of the date of this Agreement and except as set forth in Section 5.1(b)(v) of the Company Disclosure Letter, the Company and its Subsidiaries have no indebtedness for borrowed money (other than intercompany indebtedness), except for amounts outstanding under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) and Dynegy Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”). As of the date of this Agreement, there are no outstanding letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries, except for outstanding undrawn letters of credit that have been issued for the benefit of the Company and its Subsidiaries under the Credit Agreement. The only issuers of outstanding letters of credit under the Credit Agreement are JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by vote of those directors present, (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement and approval of the Merger to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”); (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act of 1935, as amended (the “FPA”); (v) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (vi) the filing of a petition to, and approval, or a determination that no approval is required, of the New York State Public Service Commission (“NYPSC”) under the New York Public Service Law, as amended; (vii) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); (viii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (ix) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances attributable to Parent or Merger Sub (the items set forth above in clauses (i) through (ix), the “Company Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency or instrumentality of the foregoing or other legislative, executive or judicial authority (each, a “Governmental Entity”) or any regional transmission organization or independent system operator is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, violate or result in a breach of, or otherwise contravene or conflict with, any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, require any consent under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (any such violation, breach, default, right of termination, amendment, modification, cancellation, acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company or any of its Subsidiaries and such term when used in Section 5.2 has a correlative meaning with respect to Parent or any of its Subsidiaries) pursuant to, any provisions of (i) the certificate of incorporation or bylaws of the Company, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of the Company, (iii) subject to obtaining the Company Required Governmental Approvals and the receipt of the Company Requisite Vote, any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”), authorization, license, franchise, consent, certificate, qualification, registration, authorization, tariff, approval, permit and other similar authorizations of, from or by any Governmental Entity (each, a “Permit”) or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 5.1(d)(ii)(iv) of the Company Disclosure Letter, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (iii) or (iv) above and, in the case of clause (ii) above, with respect to Subsidiaries of the Company other than Significant Subsidiaries, for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, statements, certifications, reports and other documents required to be filed or furnished by them under the Public Utility Holding Company Act of 2005, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934, and the Laws of FERC, the Department of Energy, the FCC and applicable state public utility Laws (such forms, statements, certifications, reports and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company Reports”). Each Company Report, as of its filing date (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with applicable requirements of applicable Laws and the rules and regulations thereunder. Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or schedules included therein), at the time of its filing or being furnished (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Reports as amended prior to the date hereof (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(f) Absence of Certain Changes. Since December 31, 2009, (i) there has not been any event, effect, change, discovery or occurrence, which, individually or together with any other event, effect, change, discovery or occurrence, has had or would reasonably be expected to have, or otherwise represents, a Company Material Adverse Effect and (ii), except in connection with this Agreement and the NRG PSA and the transactions contemplated hereby and thereby or as expressly contemplated or permitted by this Agreement or the NRG PSA, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice.

(g) Litigation and Liabilities.

(i) Except with respect to regulatory matters that are the subject of Section 6.5 hereof, there are no pending or, to the Knowledge of the Company, threatened (as used in this Section 5.1, meaning threatened in writing or threatened orally and as to which a written reference thereto has been prepared by, or delivered to, an employee of the Company with the title of Managing Director or higher) claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator (collectively, “Legal Proceedings”), nor are there, to the Knowledge of the Company, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which have, individually or in the aggregate, resulted in or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof and to the Knowledge of the Company, there are no pending or threatened Legal Proceedings against any of the Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) There are no Orders of any Governmental Entity or any arbitrator applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Company Joint Ventures or any of their respective businesses, assets or properties except for such Orders that are disclosed in the Company SEC Reports filed prior to the date hereof or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(iii) Except for liabilities set forth, reflected or reserved against in the consolidated balance sheet (and notes thereto) of the Company as of December 31, 2009 or June 30, 2010 and included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations which (assuming the Company were aware thereof) would be required to be reflected or reserved against on a consolidated balance sheet (or described in the notes thereto) of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred since June 30, 2010 in the ordinary course of business, (B) incurred in connection with the Merger, the NRG Sale or any other transaction or agreement contemplated by this Agreement or the NRG PSA in accordance with the terms hereof or thereof or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iv) The term “Knowledge” (including as used in this Agreement, “Known”) means, (A) when referring to the knowledge of the Company or any of its Subsidiaries,

the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter without any obligation of further review or inquiry and (B) when referring to the knowledge of Parent or the Parent Subsidiaries, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter.

(h) Employee Benefits

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), including each multiemployer plan within the meaning of Section 3(37) of ERISA and all employment, or change in control, deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, employee loan, fringe benefit, workers’ compensation, short-term and long-term disability, vacation, and all other employee benefit programs, policies, agreements or arrangements; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; (i) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee or director of the Company (the “Company Employees”), (ii) to which the Company or an ERISA Affiliate is a party, or (iii) under which Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) With respect to each Company Plan, the Company has heretofore delivered or made available to Parent true and complete copies (or to the extent no such copy exists, an accurate description) of (i) each of such Company Plans as currently in effect, other than health and welfare plans that, in each case, do not relate to the provision of severance pay or benefits or retiree medical benefits; (ii) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of any related trust or other funding instrument; (iii) the most recent determination letter, if applicable, received from the Internal Revenue Service with respect to each such Company Plan intended to qualify under Section 401 of the Code; (iv) the most current summary plan description and any subsequent summary of material modification concerning the extent of the benefits provided under a Company Plan; (v) a summary of any material proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve (12) months immediately following the date hereof, other than any amendment or change required by Law; (vi) for any defined benefit pension plans, if applicable, the three (3) most recent (A) annual reports (Form 5500 series) required to be filed with the Internal Revenue Service and attached schedules, (B) audited financial statements, and (C) actuarial reports prepared for such defined benefit pension plans; and (vii) for any retiree medical plans, actuarial reports prepared, if any, for such retiree medical plans. With respect to each Company Plan, the Company, as soon as practicable, but no later than fifteen (15) days following the date hereof, shall deliver or make available to Parent true and complete copies (or to the extent no such copy exists, an accurate description) of (i) all health and welfare plans as currently in effect and (ii) the most recent annual reports (Form 5500 series) required to be filed with the Internal Revenue Service and attached schedules.

(iii) (A) No material tax, fine, lien, penalty, or other liability under Title IV of ERISA, the Code, or other applicable laws, rules and regulations has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full and, no event has occurred and no condition exists that presents a material risk to the Company or any of its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guarantee Corporation (the “PBGC”) (which premiums have been paid when due) and (B) no material assets of the Company are or would reasonably be expected to be subject to a lien pursuant to the Code or ERISA with respect to any Company Plan. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the twenty-four (24) month period ending on the date hereof or will be required to be filed in connection with the transactions (excluding the NRG Sale) contemplated by this Agreement.

(iv) No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to timely satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived. All contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP. Under each Title IV Company Plan which is a single-employer plan, the financial statements filed with the Form 5500 most recently filed with the Internal Revenue Service (including the related notes and schedules) for such Company Plan fairly presented the financial condition of such Company Plan in all material respects as of the last day of the plan year covered by such Form 5500, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Plan since the end of such plan year.

(v) No Company Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Company Plan providing such coverage may be amended, modified or terminated after the Effective Time without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any of its Subsidiaries.

(vi) No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(vii) There is no present intention that any Company Plan be materially amended, suspended, or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan at any time within the twelve (12) months immediately following the date hereof. Each Company Plan has been established, operated, and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Plans. No transaction has occurred with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(viii) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received an affirmative determination letter from the Internal Revenue Service as to its qualification. No event has occurred, whether by action or failure to act, and no conditions or circumstances exist, that could be reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(ix) There are no pending, or threatened, claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits). No facts or circumstances exist that could be reasonably likely to give rise to any such actions, suits or claims. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein. With respect to the Company Plans, the Company has not been notified (in writing or otherwise) of any pending, threatened or in progress administrative investigation, audit, or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies (including any routine requests for information from the PBGC), and to the Knowledge of the Company, there are no such pending, threatened or in progress investigations, audits or proceedings.

(x) Except as expressly described on Section 5.1(h)(x) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise. All Company Stock Options can be cancelled by their terms without any payment therefor in accordance with Section 4.3(a).

(xi) No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(i) Compliance with Laws; Permits.

(i) The businesses of each of the Company and its Subsidiaries have not been since December 31, 2007 and are not being, and to the Knowledge of the Company, the businesses of each of the Company Joint Ventures are not being as of the date hereof, conducted in violation of any Laws or Orders of any Governmental Entity, and, since

January 1, 2010, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law or Order of any Governmental Entity, except, in each case, for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, and such Permits are in full force and effect, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to have, be in full force and effect, or suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are effective to ensure that material information required to be disclosed by the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(v) To the Company’s Knowledge, (A) none of the Company, its Subsidiaries or their respective employees and representatives have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (3) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger, the acquisition by Parent and/or Merger Sub of the Shares in the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i), approval of this Agreement and the Merger by the Board of Directors of the Company constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL.

(k) Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environmental Laws since December 31, 2007 except where the failure to comply and such violations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2007, neither the Company nor any of its Subsidiaries has received any written notice by a Governmental Entity or any other Person that has not been resolved that alleges that the Company or any of its Subsidiaries is not or has not been in compliance with applicable Environmental Laws or is otherwise subject to liability relating to any Environmental Law that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company and its Subsidiaries possesses and is in compliance with all Permits required pursuant to Environmental Laws necessary for its operations as currently conducted, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to possess a Permit or to be in compliance or suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) There are no Environmental Claims pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) There have been no Releases of any Hazardous Material that would reasonably be expected to be the subject of any Environmental Claim against the Company or any of its Subsidiaries or otherwise result in liability to the Company or any of its Subsidiaries, and Hazardous Materials are not otherwise present at or about any facility currently or formerly owned or operated by the Company or any of its

Subsidiaries in violation of or in condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to any Environmental Law, except, in each case above, for any which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is subject to, or to the Knowledge of the Company threatened with, any Orders pursuant or relating to Environmental Laws or relating to Hazardous Materials which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) None of the Company and its Subsidiaries has assumed, retained or provided indemnity against any liability of any other Person relating to any Environmental Law which indemnity is still in effect, except for such indemnities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(vii) As used in this Agreement, the term:

(A) “Environmental Claim” means any and all administrative, arbitral, regulatory, or judicial actions, suits, or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise Known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or Hazardous Material, including those arising out of (A) the presence, Release, or threatened Release or exposure to any Hazardous Materials; (B) any liability under or alleged violation of any applicable Environmental Law; and (C) any and all claims by any third party seeking damages, contribution, injunctive relief resulting from the Release or threatened Release of, or exposure to, any Hazardous Materials or otherwise relating to any Environmental Law.

(B) “Environmental Laws” means all Laws, regulations, authorizations, orders, judgments, injunctions or decrees, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), natural resources, or relating to the use, treatment, storage, Release, threatened Release, handling, installation, disposal, transport, recycling of or exposure to Hazardous Materials.

(C) “Hazardous Materials” means any waste, pollutant or contaminant or any chemical, material, substance or waste, which is regulated as harmful, hazardous, or injurious to human health or safety, the environment, or natural resources under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum and petroleum products, asbestos, and asbestos-containing materials, polychlorinated biphenyls, lead-containing paint and mercury.

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, escape or migration.

The Company and its Subsidiaries make no affirmative representation or warranty concerning the applicability of, Environmental Claims related to, Permits claimed by any Person to be required by, pollution control technology claimed by any Person to be required under, or compliance with, any new source review requirements under the Federal Clean Air Act, 42 U.S.C. §7401 et seq., any new source performance standard under the Federal Clean Air Act, 42 U.S.C. §7411, any requirement regarding the control or permitting of emissions of hazardous air pollutants under the Federal Clean Air Act, 42 U.S.C. §7412, or any state analog thereto, in each case regarding any major modification or analogous term as defined by the Federal Clean Air Act or any state analog thereto undertaken at any plant owned or operated by the Company or any of its Subsidiaries (collectively “NSR Matters”) other than that none of the Company and its Subsidiaries has received, and, to the Knowledge of the Company, there is no threatened, notice from any Governmental Entity or any other Person that alleges any of the Company and its Subsidiaries is subject to any liability or obligation relating to any NSR Matter that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Taxes. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them on or prior to the date hereof (taking into account extensions), such Tax Returns are materially correct, and all amounts shown to be due and payable thereon have been duly and timely paid and the Company and each of its Subsidiaries have also timely withheld all Taxes that were required to have been withheld;

(ii) there are no audits, claims, or judicial proceedings now pending or threatened by any taxing authority with respect to Taxes of the Company and its Subsidiaries and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries. To the Knowledge of the Company, since December 31, 2007, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) to the Knowledge of the Company, there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; or

(vi) neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Company Material Contracts or any commercial agreements or contracts not primarily related to Tax), (iii) has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(vii) as used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, use, employment, property, withholding, excise, ad valorem production, value added, and similar taxes or charges, together with all interest, penalties and additions imposed with respect thereto, and

(B) “Tax Return” means returns and reports required to be filed with a Tax authority relating to Taxes (including any attached schedules and any amendments to such returns and reports).

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other contract with any labor union or similar representative of employees;

(ii) with respect to assets and/or operations currently owned by the Company or any of its Subsidiaries (the “Current Assets”), there are no ongoing or, to the Knowledge of the Company, threatened union organizing or decertification efforts with respect to any employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years with respect to such Current Assets;

(iii) with respect to the Current Assets, there are no pending or, to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing, lockouts or other material labor disputes with respect to any employees of the Company or its Subsidiaries, and no such disputes have occurred during the past two (2) years with respect to such Current Assets;

(iv) the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including but not limited to provisions thereof pertaining to terms and conditions of employment, collective bargaining, immigration, wages and hours (including, the proper classification of individuals as employees or contractors under applicable Laws), plant closing or mass layoff statutes and regulations, non-discrimination in employment, workers compensation, contract (express and implied) and tort law, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect); and

(v) no material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and accurate list of all registered or applied for material Intellectual Property that is owned by the Company or any of its Subsidiaries, indicating for each the name of the owner (together with all other Intellectual Property owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”). All of the Intellectual Property set forth in Section 5.1(n)(i) of the Company Disclosure Letter is, to the Knowledge of the Company, valid, subsisting and enforceable. The Company and each of its Subsidiaries (i) solely owns, free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to the Company Intellectual Property, and (ii) owns or has the right to use all other Intellectual Property used in the Company’s and such Subsidiaries’ businesses as presently conducted, except for any failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has asserted in writing to the Company or any of its Subsidiaries within the past six (6) months that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated its Intellectual

Property rights. There is no litigation, opposition, cancellation, proceeding or claim pending, so asserted or, to the Company’s Knowledge, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any of its Subsidiaries concerning (A) the ownership, validity, registrability, patentability, or enforceability of the Company Intellectual Property, or (B) the infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of a third party. To the Knowledge of the Company, no Person has infringed or misappropriated in any material manner the Company Intellectual Property rights.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property and all of the Company Intellectual Property will be owned or available for use by the Company and each of its Subsidiaries immediately after the Closing Date.

(iv) For purposes of this Agreement,

(A) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) Trade Secrets; (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(B) “Trade Secrets” means, collectively, confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions.

(o) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2008, each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as reasonable in light of the business conducted by the Company and its Subsidiaries and the risks insured thereunder. All material insurance policies of the Company and each of its Subsidiaries are in full force and effect, all premiums due and payable under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in full force and effect, to pay any premiums or to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy other than customary notices received at the end of policy periods.

(p) Real Property.

(i) The Company and its Subsidiaries have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) and (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”) and (z) valid title to the material easement or other material estate in all real property and interests in real property held by them under material easements or other material agreements creating an interest in such real property (the “Other Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following ((A) through (F) of the following being “Permitted Liens”):

(A) Liens that secure Indebtedness or other obligations as reflected on the Company Financial Statements or Indebtedness or other obligations listed on Section 5.1(p)(i)(A) of the Company Disclosure Letter;

(B) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters of public record (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(C) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(D) Liens that have been placed by a third party on the fee title of Leased Real Property that are subordinate to the rights therein of the Company or any of its Subsidiaries or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(E) mechanics, materialmens’, or laborers’ Liens for work or services performed or equipment, machinery, materials, or other items furnished in the ordinary course of business consistent with past practice of the Company or of its Subsidiaries that (x) are for amounts not then due and payable or delinquent or (y) have been released, discharged or otherwise removed of record by the posting or filing of a lien bond or similar bond, in form and substance as required by applicable Law to release or discharge the Lien; and

(F) such other matters that, individually or in the aggregate, do not materially impair the use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its subsidiaries as presently conducted at such specific parcel of real property.

(ii) Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any material Owned Real Property or any portion thereof or interest therein.

(q) Contracts. Other than any Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement and other than this Agreement, Section 5.1(q) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto entered into prior to the date hereof, but excluding (x) all names, terms and conditions that have been redacted in compliance with applicable Laws or the terms of such Contracts and (y) Contracts that have expired as of the date hereof), of any Contract to which the Company or any of its Subsidiaries is a party to or bound by:

(i) that is reasonably likely to require (x) annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $10,000,000 or (y) aggregate payments or other transfers of value to or from the Company and its Subsidiaries of more than $25,000,000 (other than Contracts relating to purchases of capital equipment and Contracts set forth in clauses (ii) and (iii) below);

(ii) that is a swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible (collectively, “Derivative Products”), including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices, that would reasonably be expected, based on commodity prices as of July 30, 2010, to have a Mark-to-Market Value of more than $3,000,000;

(iii) that is a forward contract for physical delivery, physical output of electricity or an obligation of the Company or any of its Subsidiaries to deliver power pursuant to physical load obligations that would, in each case, reasonably be expected, based on commodity prices as of July 30, 2010, to have a notional value equal to or greater than $5,000,000 (other than Contracts set forth in clause (iv) below);

(iv) that relates to any tolling (financial and/or physical);

(v) that relates to the sale, transfer or other disposition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any potential indemnity or other payment obligation of more than $5,000,000;

(vi) that relates to any acquisition by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1,000,000;

(vii) other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, that represents any partnership, joint venture, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or in which the Company owns more than a 15% voting or economic interest;

(viii) that is any non-competition Contract or other Contract that (x) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the geographic area in which any of them may so engage in any business, (y) is a material Contract that grants “most favored nation” status or (z) is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property, other than off-the-shelf software licenses with annual fees of less than $250,000;

(ix) that is any indenture, credit agreement, letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $5,000,000;

(x) that provides for any sale leaseback arrangement or transaction with payments in excess of $5,000,000;

(xi) that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire material assets or securities of the other party or any of its affiliates, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(xii) that involves any current directors or executive officers (as such term is defined in the Exchange Act) of the Company or any of their immediate family members;

(xiii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of its Subsidiaries;

(xiv) that is a collective bargaining agreement or other agreement with any labor union or similar representative of employees; or

(xv) is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $2,500,000.

The Contracts described in Section 5.1(q), together with all exhibits and schedules to such Contracts, as amended through the date hereof, and any Contracts required to be filed as exhibits to the Company SEC Reports prior to the date of this Agreement, are collectively referred to herein as “Company Material Contracts”.

Each Company Material Contract is valid and binding on the Company or any of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and to general principles of equity, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract, and no event has occurred that, with or without notice or lapse of time or both, would result in a breach or constitute a default by the Company or any of its Subsidiaries that is party thereto, except, in each case, for such failure to be valid and binding or in full force and effect, or such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract that such third party intends to terminate any Company Material Contract.

For purposes of this Agreement, “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP other than trade payables and receivables in the ordinary course of business, including (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases,

(iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing.

(r) Trading.

(i) The Board of Directors of the Company has adopted a corporate risk policy that contains commodities risk policies (the “Commodity Risk Policy”) with respect to risk parameters, limits and guidelines (the “Company Trading Guidelines”). The Company has provided a true and complete copy of the Commodity Risk Policy to Parent prior to the date of this Agreement. As of the date of this Agreement, except for exceptions approved in accordance with the Commodity Risk Policy, the Company and its Subsidiaries are operating in compliance with the Commodity Risk Policy in all material respects and all Derivative Products of the Company or any of its Subsidiaries were entered into in accordance with the Commodity Risk Policy and Company Trading Guidelines.

(ii) Section 5.1(r)(ii) of the Company Disclosure Letter sets forth the Mark-to-Market Value determined as of the close of business on July 30, 2010, which calculation fairly presents, in all material respects, the Mark-to-Market Value as of such date. As used in this Agreement, the term “Mark-to-Market Value” means, as of any date, the aggregate net amount of any non-cash loss or gain (to the extent the cash impact resulting from such loss or gain has not been realized) attributable to the change since the time the underlying transactions were entered into (with any payments made or received at such time being taken into account in determining such loss or gain) in fair value as of such date of the Derivative Products of the Company and its Subsidiaries or other derivative instruments referred to in Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging of the Company and its Subsidiaries (ASC No. 815).

(s) Regulation as a Utility. Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”) or, in the case of Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., regulation by the NYPSC, neither the Company nor any of its Subsidiaries or “affiliates” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity. Each Subsidiary or “affiliate” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) of the Company (other than any such Subsidiary of the Company that owns one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC as of the date hereof and that are entitled to exemption from regulation under Section 205 of the FPA (an

“Exempt Qualifying Facility”)) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through “reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. and Greenhill & Co., Inc. as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms.

(u) NRG PSA Matters. The Company represents and warrants to Parent and Merger Sub as to the matters set forth in Article IV of the NRG PSA as if the Company was the “Seller”, as defined in the NRG PSA, and Parent and Merger Sub were the “Buyer”, as defined in the NRG PSA.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur promptly following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (v) the filing of a petition to, and the approval of, or a determination that no approval is required, of the NYPSC under the New York Public Service Law; (vi) the FCC Pre-Approvals; (vii) compliance with the applicable requirements of the NYSE; (viii) such other items as disclosed in Section 5.2(c) of the Parent Disclosure Letter; and (ix) filings and notices required as a result of facts and circumstances solely attributable to the Company (the items set forth above in clauses (i) through (viii), the “Parent Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any Governmental Entity is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of Parent, (iii) subject to obtaining the Parent Required Governmental Approvals, any Order, Permit or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 5.2(c)(ii) of the Parent Disclosure Letter, any Contract to which Parent or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (ii), (iii) or (iv) for any such Violation which, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Litigation.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator, nor are there, to the Knowledge of Parent, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries except for such Orders that, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Equity Financing. Section 5.2(e) of the Parent Disclosure Letter sets forth a true, complete and correct copy of the Equity Commitment Letter, dated August 13, 2010, between Parent and Blackstone Capital Partners V L.P. (“BCP”) (the “Equity Financing Commitment”), pursuant to which BCP has committed, subject to the terms and conditions set forth therein, to invest in Parent up to the cash amount set forth therein (the “Equity Financing”), necessary to enable Parent and Merger Sub to pay (i) the Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 4.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) amounts due in connection with the Merger and (iii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing. The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Financing Commitment. Parent and Merger Sub will have, at and after the Closing, funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing and (iii) any other amounts required to be paid in connection with the consummation of the Merger.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, and 1,000 shares of preferred stock, par value $0.01 per share, of which 10 shares of common stock are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement, including the NRG PSA. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement, including the Equity Financing Commitment.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(h) Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

(i) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL.

(j) Regulation as a Utility. Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), or PURPA, none of the Guarantor, Parent or any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity. Each Subsidiary or “affiliate” (as defined under the FPA and the rules and regulations of FERC promulgated thereunder) of the Guarantor or Parent (other than any such Subsidiary of Guarantor or Parent that owns one or more Exempt Qualifying Facilities) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through “reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(k) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement or arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any such agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; and (ii) other than investment funds or other entities under common management with the Guarantor, any third party has agreed, as of the date hereof, to provide, directly or indirectly, equity capital (other than pursuant to, and as set forth in, the Equity Financing Commitment) to Parent or the Company to finance in whole or in part the Merger or (iii) as of the date hereof, any officer of the Company has agreed in connection with the transactions contemplated by this Agreement to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s Shares, Company Stock Options, Company Restricted and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(l) No Competing Business. Neither Parent nor any of Parent’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) owns or operates “inputs to electric power production” as defined in 18 C.F.R. 35.36(a)(4).

(n) NRG PSA. Parent has provided the Company with a true and complete copy of the NRG PSA and all schedules, annexes and exhibits thereto, in each case, as currently in effect. Other than the NRG PSA (including all schedules, annexes and exhibits thereto), there are no other agreements or arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and NRG or any of its Affiliates, on the other hand, related to the NRG Sale.

(o) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Notwithstanding the foregoing, nothing in this Section 5.2(o) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

(p) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans). Notwithstanding the foregoing, nothing in this Section 5.2(p) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) From the date hereof and until the Effective Time or earlier termination of this Agreement, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or expressly permitted or required by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, cause the business of it and its Subsidiaries to be conducted in the ordinary course, and the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) issue, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of capital stock, voting securities, partnership interest, membership interest or similar interest or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including any Company Equity Awards), other than (A) issuance of Shares pursuant to Company Stock Options outstanding on the date hereof under the Company Plans in accordance with the terms thereof, and (B) issuances of Shares in connection with the matching of contributions under the (1) Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (As Amended and Restated Effective January 1, 2009); (2) Dynegy Midwest Generation, Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); (3) Dynegy Inc.

401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); and (4) Dynegy Northeast Generation, Inc. Savings Incentive Plan (As Amended and Restated Effective January 1, 2009), in each case in accordance with the terms thereof;

(iii) split, combine, subdivide or reclassify any of its Equity Interests;

(iv) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of its Equity Interests, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another such Subsidiary of the Company;

(v) repurchase, redeem or otherwise acquire any of its Equity Interests, except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in Section 6.1(a)(v) of the Company Disclosure Letter and (B) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof, including with respect to Company Restricted Stock;

(vi) incur, issue, or modify in any material respect the terms of, any Indebtedness, or assume, prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the indebtedness of any Person, except for (A) advances of credit incurred under the Company’s existing credit facilities in an aggregate amount not to exceed $2,500,000, (B) letters of credit issued under the Credit Agreement (x) in the ordinary course of business consistent with past practices for non-trading activities but in any event in an aggregate amount not to exceed $25,000,000 or (y) in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter, (C) letters of credit issued under the Credit Agreement to support positions in place as of the date of this Agreement or (D) Indebtedness owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(vii) grant or incur any Lien, other than (A) Permitted Liens, (B) Liens for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (C) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, (D) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business consistent with past practice, (E)

deposits to secure public or statutory obligations of the Company or one of its Subsidiaries, or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (F) licenses granted to third parties in the ordinary course of business consistent with past practice by the Company or its Subsidiaries, (G) Liens permitted under the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, (H) Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi), and (I) Liens granted or incurred in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter or to support positions in place as of the date of this Agreement;

(viii) (A) except (1) to the extent required by applicable Law or (2) to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent prior to the date hereof, grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, (B) except to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan to any employee, officer, director or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (C) except to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) change the accrual rate for the Company’s short-term incentive plans used to prepare the Company’s financial statements, (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (G) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new or renew, amend or terminate any existing Company Plan or benefit arrangement if such adoption, renewal, amendment or termination would result in a material cost to the Company or any of its Subsidiaries;

(ix) (A) hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates or (B) subject to Section 6.9(f), terminate the employment of any Company Employee who participates in the Dynegy Inc. Executive Change in Control Severance Pay Plan (Effective April 3, 2008), except for “cause” thereunder or otherwise take any action that could reasonably result in the closure of the Company’s regional headquarters in California;

(x) other than in the ordinary course of business and consistent with past practice, (A) make or change any material Tax election, or change the Company’s or such Subsidiary of the Company’s method of accounting for Tax purposes, (B) file any amended Tax Return involving a material amount of additional Taxes, (C) settle or compromise any material Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material amount of Tax, or (D) agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material Taxes except, in each case, as required by applicable Law;

(xi) except as required by GAAP, the SEC or applicable Law, change any material accounting policies or principles;

(xii) (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (C) or waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract; provided in each case that the Company or any of its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiii) subject to Section 6.16, waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a Governmental Entity if such waiver, release, settlement or compromise by the Company or any of its Subsidiaries (A) is for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, or (B) would entail the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, (2) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries;

(xiv) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, excluding acquisitions of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practice, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, other than (A) any such acquisitions, loans, advances, contributions or investments that are for consideration not in excess of $1,000,000 individually or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate or (B) loans, advances or capital contributions to or among the Company and wholly owned Subsidiaries of the Company;

(xv) sell, transfer, lease, license, assign, allow to lapse or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate other than (A) sales, transfers, leases, licenses assignments and other dispositions of inventory, electricity or, subject to Section 6.6(b), other commodities or Derivative Products in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets or properties in the ordinary course of business consistent with past practice or (C) transactions solely among the Company and/or any of its Subsidiaries;

(xvi) authorize or make any capital expenditure, other than (A) any capital expenditure contemplated by the Company’s business plan set forth on Section 6.1(a)(xvi) of the Company Disclosure Letter, (B) capital expenditures that are not, in the aggregate, in excess of $5,000,000 above the capital expenditures provided for in such business plan or (C) capital expenditures required by Law or in response to a casualty loss or property damage;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) merge or consolidate the Company or any of its Subsidiaries with and into any other Person;

(xix) (A) modify in any material respect the Commodity Risk Policy, the Company Trading Guidelines or any similar policy, other than modifications that are more restrictive to the Company and its Subsidiaries, or (B) the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets that are not in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter;

(xx) enter into, with respect or related to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, any energy, ancillary services, fuel, emissions allowance, credit, or offset, transmission, transportation, or storage transactions with a term extending through the later of (i)

November 15, 2010, and (ii) the end of the prompt month, other than electric capacity sales in organized markets requiring mandatory bidding;

(xxi) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xxii) permit any letters of credit to be issued other than letters of credit issued under the Credit Agreement by JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V;

(xxiii) subject to Section 6.2, take any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with the ability of the Company to consummate the Merger; or

(xxiv) commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger, the NRG Sale or the other transactions contemplated by this Agreement or the NRG PSA. In furtherance and not in limitation of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, (x) not consent to any request by NRG for approval to take any action, or waive NRG’s or its Affiliates’ failure to perform any obligation under the NRG PSA without the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned, (y) not make or consent to any amendment, supplement, modification or waiver to the NRG PSA that would amend, supplement or modify the NRG PSA or waive any provision thereof in a manner adverse to the Company in any material respect, including any amendment, supplement, modification or waiver that would impair or materially delay the consummation of the transactions contemplated by the NRG PSA and (z) provide the Company with any amendments, modifications, or supplements to the PSA and all schedules, annexes and exhibits thereto. Parent and Merger Sub shall promptly notify the Company of any written request for approval to take any action or grant a waiver for failure to take an action pursuant to the NRG PSA. Prior to making any written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly affected by the transactions contemplated by this Agreement, the Company shall, to the extent legally permissible, provide Parent with a copy of the intended communication, Parent shall review and comment on the communication promptly (but in any event, Parent shall provide any comments it may have within forty-eight (48) hours after such communication has been provided to Parent for review), and the Company shall consider in good faith any comments reasonably proposed by Parent; provided, further, however, that written communications made by the Company or any of its Subsidiaries in compliance with the foregoing provisions of this Section 6.1(b) may be substantially repeated or excerpted in future written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without further review and comment by Parent.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 40th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not more favorable in any material respect to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 and except as may relate to any Person or group of Persons (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company has received (x) prior to the expiration of the Go-Shop Period, an Acquisition Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (y) by 11:59 p.m. (Eastern time) on the 5th business day after the date of expiration of the Go-Shop Period, a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) constitutes a Superior Proposal,

(any such Person or group of Persons, an “Excluded Party”; provided that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal made by such Person or group of Persons fails to constitute a Superior Proposal (it being agreed and understood that an Acquisition Proposal will not fail to constitute a Superior Proposal if such Acquisition Proposal is amended, modified or revised during the course of ongoing negotiations with the Company as a result of the exercise by Parent of its rights pursuant to Section 6.2(e), which exercise renders such Acquisition Proposal no longer to be a Superior Proposal, so long as such negotiations are ongoing and it subsequently constitutes a Superior Proposal))

the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 41st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or any of its Representatives receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 6.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not more favorable to such Person in any material respect than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto; provided that the provisions of Section 6.2(e) shall apply.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the Shares then outstanding or the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of its Subsidiaries), of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f) or Section 8.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior

Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless (x) the Company notifies Parent in writing, at least ninety-six (96) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Equity Financing Commitment or the Guaranty as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Equity Financing Commitment and the Guaranty offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the Company’s advance written notice obligation shall be reduced to forty-eight (48) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is forty-eight (48) hours after it has provided such written notice (rather than the time that is the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) (but in no event prior to the original ninety-six (96) hour advance notice period).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that neither the Company nor the Board of Directors of the Company (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change in Recommendation; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in Recommendation unless the Board of Directors of the Company expressly reaffirms the Company Recommendation at least two (2) business days prior to the Stockholders Meeting.

(g) Notice. Within 24 hours following the No-Shop Period Start Date, the Company shall notify Parent of the identity of each Person or group of Persons that has made an Acquisition Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Within 24 hours following the expiration of the five business day period after the end of the Go-Shop Period, the Company shall notify Parent of the identity of each Person or group of Persons that the Company considers to be an Excluded Party as of such time. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) from and after the date hereof, any Acquisition Proposals are received by the Company and (ii) from and after the No-Shop Period Start Date, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and, in the case of both clauses (i) and (ii) above, will, in connection with such notice, identify the Person or group of Persons making the offer or the proposal or seeking such information or discussions or negotiations and include a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. The Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any Acquisition Proposals (including any amendments thereto or any change to the terms or conditions thereof) and the status of any discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

6.3. Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC as promptly as practicable following the date of this Agreement (and in any event use reasonable best efforts to file within fifteen (15) business days following the date of this Agreement) the Proxy Statement in preliminary form. The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide NRG with respect to the matters relating to NRG or the NRG Sale an opportunity to review and comment on the Proxy Statement and shall consider in good faith any comments reasonably proposed by NRG with respect to the matters relating to NRG or the NRG Sale.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to call, give notice of and convene a meeting of Record Holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) if required by Law; or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e) that it intends to take action pursuant to Section 8.3(a) with respect to a Superior Proposal and the deadline contemplated by Section 6.2(e) with respect to such notice has not been reached. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the Record Holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

6.5. Filings; Reasonable Best Efforts; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent (and NRG with respect to the matters relating to NRG or the NRG Sale) of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent (and NRG with respect to matters relating to NRG or the NRG Sale) copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and shall provide Parent (and NRG with respect to the matters relating to NRG or the NRG Sale) an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall consider in good faith any comments reasonably proposed by Parent (and NRG with respect to the matters relating to NRG or the NRG Sale). The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the seventh business day following the No-Shop Period Start Date. To the extent required by applicable Law in the good faith judgment of the Company, the Company shall, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders, and, with respect to Parent, NRG, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the NRG Sale and the other transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law, the FPA, the New York Public Service Law and any other applicable regulatory Law.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby and the NRG Sale, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger, the NRG Sale and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings with, investigation or other inquiry by such Governmental Entity with respect to the Merger, the NRG Sale and the other transactions contemplated hereby or by the NRG PSA unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party (either directly or through one of its Representatives) the opportunity to attend and participate thereat.

(d) Required Approval Matters. Without limiting the generality of the other undertakings pursuant to this Section 6.5 and subject to the other terms and conditions of this Agreement, each of the Company (in the case of clauses (i), (ii), (iii)(A) and (iv) of this Section 6.5(d) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) to cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to satisfy the conditions set forth in Article VII and to consummate and make effective the Merger, the NRG Sale and the other transactions contemplated by this Agreement as soon as practicable, including, with respect to Parent, specifically enforcing its rights under the NRG PSA, and preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the NRG Sale or any of the other transactions contemplated by this Agreement or by the NRG PSA, including under the HSR Act, the FPA and the New York Public Service Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required, and Parent shall, and shall use its reasonable best efforts to cause NRG, to file the initial pre-merger notification with respect to the NRG PSA, the NRG Sale and the transactions contemplated therein, in each case, under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party), the FPA and the New York Public Service Law, in each case, as promptly as practicable after the date of this Agreement but in all events within ten (10) business days after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Parent will, and will use its reasonable best efforts to cause NRG, to request early termination of the waiting period with respect to the NRG Sale under the HSR Act or any other Antitrust Law. The Company will provide information necessary for Parent to complete its pre-merger notification under the HSR Act with respect to the NRG Sale and and an officer or director of the Company will certify in Parent’s pre-merger notification that the information provided is accurate as required under HSR Rule 803.6. Parent will not, and will use its reasonable best efforts to cause NRG not to, withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, with respect to the Merger or the NRG Sale and refile it unless the Company has consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger, the NRG Sale and the other transactions contemplated by this Agreement (including the Proxy Statement but subject to Section 6.5(a)). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(ii) to provide promptly to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over any Company Required Governmental Approval, Parent Required Governmental Approval, the approvals required to consummate the NRG Sale as set forth in Section 7.2(c) of the Parent Disclosure Letter (the “NRG Sale Approvals”) or otherwise over the transactions contemplated by this Agreement or the NRG PSA (a “Governmental Approval Entity”) such non-privileged information and documents as reasonably requested by any such Governmental Approval Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement or the NRG PSA;

(iii) to use its reasonable best efforts to (A) obtain promptly all Company Required Governmental Approvals, Parent Required Governmental Approvals and NRG Sale Approvals and (B) avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or the NRG PSA, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Approval Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, the NRG Sale and the other transactions contemplated hereby by any Governmental Approval Entity;

(iv) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement or the consummation of the NRG Sale in accordance with the NRG PSA unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, the NRG Sale or the other transactions contemplated by this Agreement or the NRG PSA, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this Section 6.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement or the NRG PSA, as the case may be; and

(v) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to (i) prevent or materially delay receipt of any Company Required Governmental Approvals, Parent Required Governmental Approvals or the NRG Sale Approvals or (ii) prevent or materially delay the Closing or the consummation of the NRG Sale.

(e) Planning Committee. Promptly following the date hereof (but in any event within five (5) calendar days after the date of this Agreement), each of the Company and Parent shall, and Parent shall use its reasonable best efforts to cause NRG to, appoint two (2) representatives to a regulatory and transition planning committee (the “Committee”). The Committee shall meet by telephone or in person weekly (with at least one representative from each of the Company, Parent and NRG present), to discuss the status of all notices, consents, registrations, approvals, permits and authorizations made or sought by Parent, the Company and NRG which are necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger, the NRG Sale and any of the other transactions contemplated by this Agreement or by the NRG PSA, including under the HSR Act, the FPA, the NYPSC, the California Public Utilities Commission and the California Independent System Operator.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during normal business hours throughout the period from the date hereof and though the Effective Time, to its employees, properties, facilities, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, facilities, operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, including obtaining the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to a Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Receiving Party and its Representatives (each as defined in the Confidentiality Agreement) may furnish Evaluation Material (as defined in the Confidentiality Agreement) after the No-Shop Period Start Date to any Person in connection with such Person’s (A) potential investment in Parent or its Affiliates or (B) evaluation of the acquisition of assets of the Company in connection with or following the Closing (the actions contemplated by the foregoing clauses (A) and (B), other than in connection with the NRG Sale, a “Third Party Investment”), provided, that Parent shall have directed such Person to treat any Evaluation Material provided to such Person in accordance with the confidentiality provisions of the Confidentiality Agreement and to perform or to comply with the obligations of the Receiving Party with respect to any such Evaluation Material as contemplated by the Confidentiality Agreement. Parent agrees that it will be fully responsible for any breach of any of the provisions of the Confidentiality Agreement by any such Person as though it were a “Representative” under the Confidentiality Agreement. In connection with a Third Party Investment, the Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement or consummation of a Third Party Investment as may be reasonably requested by Parent, including with respect to any customary due diligence review of such assets that may be requested by Parent such as visits of properties and facilities of the Company and meeting with appropriate personnel of the Company (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any Third Party Investment (including any action taken in accordance with this Section 6.6) and any information utilized in connection therewith. Parent and Merger Sub acknowledge and agree that any Third Party Investment is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Third Party Investment, subject to fulfillment or waiver of the conditions set forth in Article VII.

(b) In furtherance and not in limitation of the foregoing Section 6.6(a), at any time and from time to time after the date hereof, the Company will allow Parent and its representatives reasonable access to the Derivative Products trading operations of the Company, the Company’s Subsidiaries and the Company Joint Ventures and their respective books and records, and develop appropriate procedures to permit Parent and its approved Representatives (such approval by the Company not to be unreasonably withheld, delayed or conditioned) to monitor the aggregate net positions in the Derivative Products trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures, subject to the other terms of this Agreement, the terms of the Confidentiality Agreement and applicable Laws. Parent shall have the right to appoint an individual who, in addition to exercising any of the rights granted to Parent pursuant to Section 6.6(a) and the preceding sentence of this Section 6.6(b), shall also have the rights, and be subject to the limitations, set forth on Section 6.6(b) of the Company Disclosure Letter.

6.7. Stock Exchange De-listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided, unless their employment has ceased, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. Following the Effective Time, Parent shall cause the Surviving Corporation and any Subsidiary of the Surviving Corporation to comply with the provisions of each of the Company’s change in control severance plans.

(b) Parent shall cause any employee benefit plans which the Affected Employees are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plan), service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under the comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits). Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the extent such limitations, conditions, and waiting periods were satisfied or inapplicable under the comparable welfare benefit plan and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) For all Affected Employees who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation through the earlier of March 15, 2011 (such Affected Employees, the “Continuing Employees”), and the date on which Parent otherwise pays annual bonuses and incentive payments to similarly situated employees (the “2011 Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the 2011 Bonus Payment Date in accordance with the bonus and incentive plans or programs of Parent; provided that Parent shall ensure that the aggregate annual bonuses and incentive payments made to all Continuing Employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such Continuing Employees.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan listed in Section 6.9(d) of the Company Disclosure Letter will occur upon the Effective Time, subject to Section 409A of the Code.

(e) Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 6.9(e) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f) As soon as reasonably practicable after the date of this Agreement (but no later than fifteen (15) calendar days and prior to the Closing), the Company shall take the actions described in Section 6.9(f) of the Company Disclosure Letter.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Company Plan or benefit, except to the extent otherwise required by Section 6.9(c) with respect to the bonuses and incentive payments.

(h) At the Closing, the Company shall provide Parent with a true and complete list of Business Employee (as that term is defined in the NRG PSA) terminations, by date and location, implemented by the Company or any Subsidiary of the Company in the 90-day period prior to the Closing.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for Parent’s reimbursement and indemnification obligations pursuant to Section 6.6 and Section 6.14.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or Affiliates or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.14. Financing. Prior to the Closing, the Company shall use its reasonable efforts, at Parent’s sole expense, to assist Parent in a refinancing of all or any portion of the Indebtedness of the Company existing on the date hereof (the “Debt Financing”), including: (i) participating in a reasonable number of meetings, presentations and due diligence sessions; (ii) assisting with the preparation of one customary offering memorandum and one presentation in connection with the Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent; provided that (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) such efforts do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing or any of the foregoing prior to the Effective Time, and Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with the Debt Financing or any cooperation pursuant to this Section 6.14. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.14) and any information utilized in connection therewith (other than arising from historical information provided by the Company or its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

6.15. Casualty. If, between the date hereof and the Closing Date, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets of the Company or any of its Subsidiaries (a “Casualty Loss”), then (i) if such Casualty Loss is material to the Company and its Subsidiaries, taken as a whole, the Company shall promptly give notice to Parent thereof and of the Company’s good faith estimate of the amount of casualty insurance, if any, payable to the Company in respect thereof and (ii) the Company shall use its reasonable best efforts to replace or repair (as applicable) the asset or property related to such Casualty Loss. The Company shall use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss.

6.16. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.17. Dynegy Power Generation, LLC. Prior to the Closing Date, the Company shall take such action as may be necessary to ensure that Dynegy Power Generation, LLC is characterized as a corporation for U.S. federal income tax purposes, either by conversion to a Delaware corporation or effectuating a merger that has substantially the same effect.

6.18. Credit Agreement Matters. The Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for the termination of the Credit Agreement at the Closing and the procurement of customary payoff letters in connection therewith.

6.19. FCPA Matters. If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes (following due inquiry) to be in violation of the FCPA, the Company shall and shall cause each of its Subsidiaries and Affiliates to cease such activities. The Company shall and shall cause its Subsidiaries and Affiliates to take all actions required by law to remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 7.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not have been prohibited or rendered illegal under any applicable Law.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement other than those referenced in clause (ii) below

(without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 5.1(b)(i) and Section 5.1(c) shall be true and correct in all respects (except with respect to the representations and warranties of the Company set forth in Section 5.1(b)(i), for such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) Section 5.1(f)(i) shall be true and correct without disregarding the Company Material Adverse Effect qualification contained therein; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) NRG Conditions. The conditions to the obligation of Merger Sub and NRG to effect the NRG Sale set forth in Section 7.1 and Section 7.2 of the NRG PSA shall have been satisfied or waived (other than (i) the condition set forth in Section 7.1(i) of the NRG PSA with respect to the closing of the Merger and (ii) those conditions that by their nature are to be satisfied at the closing of the NRG Sale), and NRG is ready, willing and able to consummate the NRG Sale upon the consummation of the Merger.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.5.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 13, 2011, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to this Section 8.2, the “Termination Date”), provided, that if on February 13, 2011 any of the conditions to Closing in Article VII shall not have been fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may, by written notice to the other delivered on or prior to the Termination Date, extend the termination date from February 13, 2011 to May 13, 2011 (which shall then be the “Termination Date”); provided, further, that (A) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b), and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b)); (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds the Termination Fee; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(e);

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(c) if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) business days after the date the Closing should have occurred pursuant to Section 1.2 and (ii) one (1) Business Day before the Termination Date, and the Company stood ready, willing and able to consummate during such period.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Board of Directors of the Company or any committee thereof (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal or (iii) fails (or the Company fails) to include the Company Recommendation in the Proxy Statement; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Expenses or the Parent Fee pursuant to this Section 8.5, and (ii) this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 8.2(a), the date of termination or, with respect to a termination pursuant to Section 8.2(b), no later than five (5) business days prior to the Stockholders Meeting and (z) within eighteen (18) months of such termination (A) the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 8.5(b)(i)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) or (B) the Company and its Subsidiaries, taken as a whole, shall have consummated any transaction, or any series of transactions, providing for the sale of assets (including equity securities of any Subsidiaries of the Company) for aggregate consideration (including the assumption of any Indebtedness by any purchaser of such assets) of greater than $1.0 billion;

(ii) this Agreement is terminated by Parent pursuant to clause (a) of Section 8.4 (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(z)(A) or the date, or dates, on which the Company consummates each sale of assets referred to in sub-clause (i)(z)(B) above, (B) in the case of clause (ii), no later than three (3) business days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (x) an amount equal to $16.3 million (which the parties to this Agreement view as being approximately 3% of equity value) if the Termination Fee becomes payable in connection with termination of this Agreement pursuant to Section 8.3(a), and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, (y) an amount equal to $27.5 million less any Parent Expenses previously paid by the Company with respect to the first $1.0 billion of any such asset sales and an additional $1.5 million with respect to each additional $100 million of any such asset sales during such eighteen (18) month period up to an aggregate of $2.5 billion of any such asset sales during such eighteen (18) month period, but in any event no greater than $50 million in the aggregate (including any Parent Expenses previously paid by the Company), if the Termination Fee becomes payable pursuant to Section 8.5(b)(i)(z)(B) and (z) an amount equal to $50 million less any Parent Expenses previously paid by the Company in all other circumstances.

(c) In the event of termination of this Agreement by (i) either party pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different section of Section 8.2 at a time when this Agreement was terminable pursuant to Section 8.2(b)), (ii) Parent pursuant to Section 8.4(b) or (iii) the Company pursuant to Section 8.3(a), and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, then the Company shall promptly, but in no event later than three (3) business days after being notified of such by Parent in the case of clauses (i) and (ii) of this Section 8.5(c) or prior to or substantially concurrently with such termination in the case of clause (iii) of this Section 8.5(c), pay Parent all of the documented out-of-pocket expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10 million (or $6 million in the case of clause (iii) of this Section 8.5(c)) (as determined pursuant to this Section 8.5(c), the “Parent Expenses”), by wire transfer of same day funds.

(d) If (i) a court of competent jurisdiction has decided not to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought by the Company in good faith against Parent and Merger Sub pursuant to Section 9.5 and either (x) such decision shall become final and non-appealable or (y) the Company has irrevocably agreed to waive, and not to pursue, any rights it may have to appeal such decision, (ii) upon the date the Company initiated the action referred to in clause (i), the Company could have terminated this Agreement pursuant to Sections 8.3(c) or 8.3(b) (but in the case of a termination pursuant to Section 8.3(b), the breach of the representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, shall have contributed materially to the failure of the Closing to have occurred unless a breach by NRG of any of its obligations under the NRG PSA shall have been the proximate cause of the failure of the Closing to have occurred) and (iii) Parent and Merger Sub are not willing to consummate the Merger in accordance with this Agreement within eleven (11) calendar days of the earlier of such decision becoming final and non-appealable or the Company irrevocably agreeing to waive, and not pursue, any rights it may have to appeal such decision, then Parent shall pay the Company as liquidated damages an amount equal to $100 million (the “Parent Fee”) less any amounts previously paid by, or on behalf of, Parent or Merger Sub pursuant to Section 6.6 or Section 6.14 of this Agreement, which Parent shall promptly, but in no event later than eleven (11) calendar days after the earlier of the date such decision becomes final or non-appealable or the date the Company irrevocably agrees to waive, and not to pursue, any rights it may have to appeal such a decision, pay or cause to be paid to the Company by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion) and upon such payment this Agreement shall terminate. Parent and Merger Sub acknowledge that, prior to the Closing of the NRG PSA, the sole and exclusive remedy of any party thereunder is specific performance. Parent and Merger Sub agree that if (A) the NRG PSA is terminated, or the NRG Sale is not consummated, for any reason, (B) the Merger Agreement is terminated, or the Merger is not consummated, for any reason and (C) Merger Sub or any of its Affiliates, on the one hand, and NRG or any of its Affiliates, on the other hand, and notwithstanding that specific performance is the exclusive remedy, enter into any settlement, termination or similar negotiated agreement in which Merger Sub or any of its Affiliates receives any payment (whether in cash, assets, properties or otherwise) from NRG or any of its Affiliates in connection with the termination of the NRG PSA or the failure of the NRG Sale to be consummated (but not including any payments received pursuant to section 9.2(b) of the NRG PSA), then, Merger Sub shall, and Parent shall cause Merger Sub to, pay to the Company fifty percent (50%) of the value of such amounts paid by NRG or any of its Affiliates (such amount, an “NRG Payment”).

(e) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.5(c) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.5(c) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(d) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt and acceptance of the Parent Fee and NRG Payment, if any, pursuant to this Section 8.5 (plus, in the case the Parent Fee or the NRG Payment, if any, is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) and the Company’s receipt and acceptance of the reimbursement and indemnification obligations of Parent pursuant to Section 6.6 and Section 6.14 shall, subject to Section 9.5(c), be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall, subject to Section 9.5(c), be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment), the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guaranty, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that this Agreement may not be modified or amended by the parties hereto in a manner adverse to NRG as a third party beneficiary hereunder as set forth in Section 9.8 in any material respect, including any modification or amendment that would reasonably be expected to prevent, impair or materially delay the consummation of the Merger, the NRG PSA or the other transactions contemplated by this Agreement or the NRG PSA, without NRG’s prior written consent.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws; provided that no such waiver shall be effective without NRG’s prior written consent if such waiver would be adverse to NRG as a third party beneficiary hereunder as set forth in Section 9.8 in any material respect, including any such waiver that would prevent, impair or materially delay the consummation of the Merger, the NRG PSA or the other transactions contemplated by this Agreement or the NRG PSA.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this

Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement or the NRG PSA) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity. Parent and Merger Sub further acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the NRG PSA and to enforce specifically the terms and provisions of the NRG PSA, this being in addition to any other remedy, subject to Section 9.5(d), to which the Company is entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.5 by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of, and to prevent or cure breaches of the NRG PSA by Merger Sub or NRG and (iii) if (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment and to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of (A) any amounts payable pursuant to Section 8.5(d), (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (C) the reimbursement and indemnification obligations of Parent contained in Section 6.6 and Section 6.14 and (2) under no circumstances will Parent be entitled to monetary damages in excess of (A) the amount of the Termination Fee and (B) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Except as provided in Section 8.5(d), the Company hereby agrees that specific performance provided by Section 9.5(c) shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby and that it may not seek or accept any other form of relief that may be available for breach under this Agreement, the Equity Financing Commitment or the Guaranty or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages) other than any amounts owing to the Company pursuant to the reimbursement and indemnification obligations of Parent contained in Section 6.6 and Section 6.14.

(e) The Company further agrees that (x) the seeking of the remedies provided for in Section 9.5(c) by Parent or Merger Sub shall not in any respect constitute a waiver by either Parent or Merger Sub of its right to seek any other form of relief that may be available to either of them under this Agreement, including under Section 8.5, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any proceeding for (or limit Parent’s or Merger Sub’s right to institute any proceeding for) specific performance under Section 9.5(c) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to Section 9.5(c) or anything set forth in this Section 9.5(e) restrict or limit Parent’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Denali Parent Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: David I. Foley

fax: (646) 253-8921

with a copy to

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention:	Wilson S. Neely
David M. Lieberman

fax: (212) 455-2502

If to the Company:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

fax: (713) (356-2185

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Joseph B. Frumkin
Audra D. Cohen
fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a business day (otherwise the next business day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated June 28, 2010, between Blackstone Management Partners L.L.C. and the Company (the “Confidentiality Agreement”), the Guaranty and the third party beneficiary rights of the Company under the NRG PSA and the Equity Financing Commitment constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE GUARANTY, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE NRG PSA, THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE NRG PSA, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, (iii) as provided in Section 8.5(e), each of the Persons whose liability is limited in accordance with Section 8.5(e) to the extent provided therein and (iv) for NRG, who is an intended third party beneficiary of, and shall have the right only to specifically enforce (and not any right to obtain monetary or other damages of any kind) the rights and obligations of Parent, Merger Sub and the Company, in each case, to the extent such rights and obligations directly relate to the “Companies”, the “Company Subsidiaries”, the “Interests”, the “Business”, the “Assumed Liabilities” and the “Specified Assets”, as such terms are defined in the NRG PSA (including, for the avoidance of doubt, the access provisions in Section 6.6 herein) and to the extent permitted by applicable Laws, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of the other parties hereto; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By	/s/ Holli C. Nichols
	Name:	Holli C. Nichols
	Title:	EVP & Chief Financial Officer

DENALI PARENT INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

DENALI MERGER SUB INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section

2011 Bonus Payment Date	6.9(c)
Acquisition Proposal	6.2(d)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Affiliated Shares	4.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Antitrust Law	6.5(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
BCP	5.2.(e)
business day	1.2
Bylaws	2.2
Casualty Loss	6.15
Certificate	4.1(a)
Change of Recommendation	6.2(e)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Committee	6.5(d)
Commodity Risk Policy	5.1(r)(i)
Company	Preamble
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company Equity Awards	5.1(b)(i)
Company Financial Statements	5.1.(e)(ii)
Company Intellectual Property	5.1(n)(i)
Company Joint Venture	5.1(b)(ii)
Company Material Adverse Effect	5.1(a)(iv)
Company Material Contracts	5.1(q)(xv)
Company Performance Awards	5.1(b)(i)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Required Governmental Approvals	5.1(d)(i)
Company Requisite Vote	5.1(c)(i)
Company Restricted Stock	5.1(b)(i)

Company SEC Reports	5.1(e)(i)
Company Stock Options	5.1(b)(i)
Company Trading Guidelines	5.1(r)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contracts	5.1(d)(ii)
Credit Agreement	5.2(b)(v)
Current Assets	5.1(m)(ii)
D&O Insurance	6.11(b)
Debt Financing	6.14
Delaware Certificate of Merger	1.3
Derivative Products	5.1(q)(ii)
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Environmental Claim	5.1(k)(vii)(A)
Environmental Laws	5.1(k)(vii)(B)
Equity Financing	5.2(e)
Equity Financing Commitment	5.2(e)
Equity Interests	6.1(a)(ii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
Exchange Act	5.1(a)(iii)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)
Excluded Shares	4.1(a)
Exempt Qualifying Facility	5.1(s)
FCC	5.1(d)(i)
FCC Pre-Approvals	5.1(d)(i)
FCPA	5.1(i)(v)
FERC	5.1(d)(i)
Final Order	4.2(e)
FPA	5.1(d)(i)
GAAP	5.1(e)(ii)
Go-Shop Period	6.2(a)
Governmental Approval Entity	6.5(d)(ii)
Governmental Entity	5.1(d)(i)
Guarantor	Recitals
Hazardous Materials	5.1(k)(vii)(C)
HSR Act	5.1(d)(i)
Indebtedness	5.1(q)(xv)

Indemnified Parties	6.11(a)
Intellectual Property	5.1(n)(iv)(A)
Knowledge	5.1(g)(iv)
Law	4.2(e)
Laws	4.2(e)
Leased Real Property	5.1(p)(i)
Legal Proceedings	5.1(g)(i)
Lien	5.1(b)(ii)
Mark-to-Market Value	5.1(r)(ii)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	6.2(b)
NRG	Recitals
NRG Payment	8.5(d)
NRG PSA	Recitals
NRG Sale	Recitals
NRG Sale Approvals	6.5(d)(ii)
NSR Matters	5.1(k)
NYPSC	5.1(d)(i)
NYSE	5.1(d)(i)
Order	5.1(d)(ii)
Other Real Property	5.1(p)(i)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Expenses	8.5(c)
Parent Fee	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Permit	5.1(d)(ii)
Permitted Liens	5.1(p)(i)
Person	4.2(e)
Phantom Stock Units	5.1(b)(i)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)
PURPA	5.1(s)
Real Property	5.1(p)(i)
Record Holder	4.1(b)
Release	5.1(k)(vii)(D)
Representatives	6.2(a)
SEC	5.1(d)(i)
Securities Act	5.1(a)(i)

Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)(iii)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(ii)
Superior Proposal	6.2(d)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Taxes	5.1(l)(vii)(A)
Termination Date	8.2
Termination Fee	8.5(b)
Third Party Investment	6.6(a)
Title IV Company Plan	5.1(h)(iv)
Trade Secrets	5.1(n)(iv)(B)
Violation	5.1(d)(ii)

EXHIBIT A

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Denali Merger Sub Inc.

and

NRG Energy, Inc.

Dated as of August 13, 2010

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Membership Interest Transfer Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Merger Agreement

SCHEDULES

1.1(46)	Excluded Liabilities

1.1(88)	Specified Assets

1.1(89)	Specified Contracts

1.1(109)	Target Working Capital

3.3(a)	Seller Consents and Approvals

3.3(b)	Seller’s Required Regulatory Approvals

3.4	Seller’s Brokers; Finders

4.3(a)	Companies Consents and Approvals

4.4	Capitalization

4.5	Title to Specified Assets

4.6(c)	Tax Proceedings

4.6(e)	Disregarded Entities

4.6(g)	Tax Classification

4.7(a)	Real Property

4.7(b)	Personal Property

4.7(c)	Permits

i

4.7(d)	Undisclosed Liabilities

5.3(a)	Buyer Consents and Approvals

5.3(b)	Buyer’s Required Regulatory Approvals

6.4(d)	Required Actions

6.6(a)	Support Obligations

6.8(a)	Affiliate Contracts

6.9(e)	Severance Plans

6.10	Seller Marks

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization; Qualification	21
5.2	Authority	22
5.3	Consents and Approvals; No Violation	22
5.4	Availability of Funds	23
5.5	Brokers; Finders	23
5.6	Investment Intent	23

ARTICLE VI

COVENANTS OF THE PARTIES

6.1	Access to Information	23
6.2	Public Statements	25
6.3	Further Assurances	25
6.4	Governmental Consents and Approvals	26
6.5	Assignment	28
6.6	Support Obligations	29
6.7	Conduct of Business Pending the Closing	31
6.8	Termination of Affiliate Contracts; Transition Services; Transition Cooperation	32
6.9	Employee Matters	33
6.10	Seller Marks	38
6.11	Insurance	38
6.12	Exclusivity	39
6.13	Resignation of Officers and Directors	39
6.14	Indemnity for Excluded Liabilities	39
6.15	Indemnity for Assumed Liabilities and Station Liabilities	39
6.16	Defense of Claims	40

ARTICLE VII

CONDITIONS
7.1	Conditions to Obligation of Buyer	41
7.2	Conditions to Obligation of Seller	43

ARTICLE VIII

TAX MATTERS

8.1	Tax Indemnification	44
8.2	Straddle Period	44
8.3	Responsibility for Filing Tax Returns	44

8.4	Tax Proceedings	45
8.5	Cooperation	46
8.6	Purchase Price Adjustment	46
8.7	Transfer Taxes	46
8.8	Refunds	46
8.9	Characterization of Transactions	46
8.10	Exclusivity	46

ARTICLE IX

TERMINATION

9.1	Termination	47
9.2	Effect of Termination	48

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Amendment and Modification	48
10.2	Expenses	49
10.3	Waiver of Compliance; Consents	49
10.4	Survival	49
10.5	Disclaimers, As-Is Sale; Release	49
10.6	Notices	51
10.7	Assignment	52
10.8	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	52
10.9	Counterparts	54
10.10	Interpretation	54
10.11	Schedules and Exhibits	54
10.12	Disclosure	55
10.13	Entire Agreement	55
10.14	Third Party Beneficiaries	55
10.15	Severability	55

v

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of August 13, 2010 (this “Agreement”), by and between Denali Merger Sub Inc., a Delaware corporation (“Seller”), and NRG Energy, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2010, by and among Denali Parent Inc., Seller and Dynegy Inc. (“Dynegy”) (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”, which is attached hereto as Exhibit D with certain information redacted from the schedules thereto), upon the terms and subject to the conditions therein, the parties thereto have agreed that on the Merger Closing Date, Seller shall merge with and into Dynegy in accordance with the provisions of the General Corporation Law of the State of Delaware and thereafter Dynegy, along with its subsidiaries, will become indirect subsidiaries of Denali Parent Inc.;

WHEREAS, Dynegy indirectly owns (i) 100% of the issued and outstanding membership interests of Dynegy Moss Landing, LLC (“Moss Landing”), Dynegy Morro Bay, LLC (“Morro Bay”), Dynegy Oakland, LLC (“Oakland”) and Casco Bay Energy Company, LLC (“Casco Bay” and together with Moss Landing, Morro Bay, and Oakland, the “Companies”) and (ii) through various subsidiaries, the Specified Assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (including the occurrence of the Merger Closing simultaneously with the Closing), Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Interests and the Specified Assets; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

1. “Additional Agreements” means the Assignment and Assumption Agreement, the Membership Interest Transfer Agreement and the Transition Services Agreement.

2. “Advisory Fee” has the meaning set forth in Section 9.2(b).

3. “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

4. “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

5. “Allocation Schedule” has the meaning set forth in Section 2.5.

6. “Alternative Transaction” has the meaning set forth in Section 6.12.

7. “Antitrust Authorities” has the meaning set forth in Section 6.4(a).

8. “Applicable Severance Plan” has the meaning set forth in Section 6.9(e).

9. “Assets” means assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible.

10. “Assignment and Assumption Agreement” means the assignment and assumption agreement between one or more of Seller’s Affiliates and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, or a form otherwise mutually agreed to by Seller and Buyer, pursuant to which Seller shall assign the Specified Contracts and other Specified Assets and Buyer shall accept such assignment and assume the Assumed Liabilities.

11. “Assumed Liabilities” means any and all of the Liabilities (a) of Dynegy and its applicable subsidiaries under the Specified Contracts and (b) arising directly out of or otherwise directly relating to the ownership and/or operation of the other Specified Assets. In no event shall the “Assumed Liabilities” include any of the Excluded Liabilities.

12. “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

13. “Base Price” has the meaning set forth in Section 2.2(a).

14. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each severance, change in control, vacation, bonus, and equity incentive plan, program, policy or agreement, in each case that is sponsored, contributed to or maintained by Seller, its Affiliates, or the Companies and in which any Business Employee participates.

15. “Business” means the business of owning, operating and maintaining the Stations by the Companies, the transportation of fuel related to the operation of such Stations, and the sale of the output of such Stations.

16. “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

17. “Business Employee” means (A) all employees of the Companies and (B) all employees of Dynegy or its Affiliates (other than the Companies) whose services for Dynegy and its Affiliates primarily relate to the Companies, the Specified Assets and/or the Business (including all employees at the Company’s California regional headquarters in Dublin, California, but expressly excluding any employee whose principal location of business is not in California or Maine). For the avoidance of doubt, any employee of Seller or its Affiliates who Seller and Buyer mutually agree in good faith prior to Closing as reasonably necessary to the management, operation and oversight of the assets and business of Dynegy South Bay, LLC shall be excluded from the definition of “Business Employee.”

18. “Buyer” has the meaning set forth in the preamble to this Agreement.

19. “Buyer Disclosure Letter” has the meaning set forth in the first sentence of Article V.

20. “Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.

21. “Buyer’s Indemnitee” means any of Buyer, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.

22. “Buyer’s Tax Indemnitee” has the meaning set forth in Section 8.1(a).

23. “Buyer’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 5.3(b).

24. “Casco Bay Loss” means, any of the following: (i) the actual loss of all or substantially all of the Casco Bay Station; (ii) the destruction of all or substantially all of the Casco Bay Station such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Casco Bay Station to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Casco Bay Station irretrievably beyond repair; (iv) the destruction of all or substantially all of the Casco Bay Station such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Casco Bay Station such that the insured may claim a “total loss” under any insurance policy covering the Casco Bay Station upon abandoning the Casco Bay Station to the insurance underwriters therefor.

25. “CBA” has the meaning set forth in Section 6.9(j).

26. “Chosen Courts” has the meaning set forth in Section 10.8(a).

27. “Closing” has the meaning set forth in Section 2.1.

28. “Closing Date” has the meaning set forth in Section 2.1.

29. “Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a).

30. “Closing Date Working Capital” means the Working Capital on the Closing Date.

31. “Closing Purchase Price” has the meaning set forth in Section 2.2(a).

32. “Code” means the Internal Revenue Code of 1986, as amended.

33. “Committee” has the meaning set forth in Section 6.4(f).

34. “Company Benefit Plans” means each Benefit Plan sponsored or maintained by one or more of the Companies.

35. “Consent” means consent, approval or authorization of any Person.

36. “Continuing Employee” has the meaning set forth in Section 6.9(a)(ii).

37. “Continuing Support Obligation” has the meaning set forth in Section 6.6(d).

38. “Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

39. “Companies” has the meaning set forth in the preamble.

40. “Dynegy” has the meaning set forth in the preamble.

41. “Dynegy Sellers” means Dynegy Power Generation, LLC, a Delaware limited liability company (which may be converted into a Delaware corporation), Dynegy Gen Finance Co, LLC, a Delaware limited liability company, and any other applicable Non-DPG Affiliate that will transfer Specified Assets to Buyer pursuant to this Agreement.

42. “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

43. “Environmental Laws” means all Laws, Orders, common law and any other binding requirements of any Governmental Authority or any binding agreements relating to contamination, pollution or protection of the environment or natural resources, including as related to air emissions and cooling water intakes or discharges, or to the treatment, storage, disposal, release, use, presence, emission, management of or exposure to any pollutant, contaminant, waste or hazardous, toxic, harmful or otherwise deleterious material or substance.

44. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

45. “Estimated Closing Working Capital” has the meaning set forth in Section 2.2(d).

46. “Excluded Liabilities” means any (i) Liabilities not primarily related to the ownership, maintenance, or operation of the Stations, whether residing within or outside of the

Companies, and (ii) the Liabilities set forth on Schedule 1.1(46). For the avoidance of doubt, the Liabilities of Dynegy and its applicable subsidiaries with regard to the Specified Assets shall not be considered “Excluded Liabilities”.

47. “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

48. “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

49. “Filing” means any registration, declaration, notice or filing with any Governmental Authority.

50. “GAAP” means generally accepted principles in the United States of America.

51. “Final Order” means an action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

52. “Governmental Authority” means any court, federal, state, or local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency, instrumentality of the foregoing or other legislative, executive, or judicial authority.

53. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

54. “Indemnifiable Loss” means claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses covered by indemnification provisions in any the following Sections of this Agreement: Sections 6.5(c), 6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15.

55. “Indemnifying Party” means any Person required to provide indemnification under this Agreement.

56. “Indemnitee” means any of Buyer’s Indemnitee or Seller’s Indemnitee.

57. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

58. “Interests” means 100% of the issued and outstanding membership interests of the Companies, provided that in the event of a Casco Bay Loss, the Interests shall not include Casco Bay Energy Company, LLC.

59. “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Authority and any judicial interpretation thereof.

60. “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

61. “Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Companies, their Subsidiaries and the Specified Assets taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(ii) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of this Agreement;

(iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Companies or any of their Subsidiaries;

(iv) the execution, announcement or performance of obligations required by this Agreement or the Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement;

(v) any change in the Companies’ credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect);

(vi) any actions taken by the Seller, Dynegy or their Affiliates, including the Companies, that are permitted by this Agreement to obtain approval or consent from any Governmental Authority in connection with the consummation of the transaction contemplated herein or contemplated by the Merger Agreement;

(vii) any impact or effect on the rates that any Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of such Company with Buyer under applicable Law;

(viii) any change resulting or arising from the identity of, or any facts or circumstances relating to Buyer and its Affiliates;

(ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect);

(x) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(xi) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering unusable facilities or properties of the Companies; and

(xii) any action taken by Seller, Dynegy or their Affiliates, including the Companies, that is required by this Agreement or the Merger Agreement, or taken at Buyer’s written request, or the failure to take any action by Dynegy or its Subsidiaries if that action is prohibited by this Agreement or the Merger Agreement.

provided, however, that the events, effects, developments, changes and occurrences set forth in clauses (i), (ii), (iii), (x) and (xi) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of each of the Companies, their Subsidiaries and the Specified Assets and their respective affected businesses as compared to the other relevant entities and businesses) impact on each of the Companies and their Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Companies and their Subsidiaries conduct their businesses; provided further, that with respect to the representations and warranties in Article IV and the condition in Section 7.1(e)(ii), any “Material Adverse Effect” shall be measured assuming that the Companies, their Subsidiaries and the Specified Assets, taken as a whole, were one hundred and twenty-five percent (125%) of their then-current size.

62. “Merger Agreement” has the meaning set forth in the preamble to this Agreement.

63. “Merger Agreement Closing” means the closing of the transactions contemplated by the Merger Agreement.

64. “Merger Agreement Closing Date” means the date on which the Merger Agreement Closing occurs.

65. “Moss Landing Loss” means, any of the following: (i) the actual loss of all or substantially all of the Moss Landing Station Units 1 and 2; (ii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Moss Landing Station Units 1 and 2 to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 irretrievably beyond repair; (iv) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the insured may claim a “total loss” under any insurance policy covering the Moss Landing Station Units 1 and 2 upon abandoning the Moss Landing Station Units 1 and 2 to the insurance underwriters therefor.

66. “Moss Landing Station Units 1 and 2” means the Moss Landing Units 1 and 2 electric generating facilities owned by the Companies.

67. “Next Bonus Payment Date” has the meaning set forth in Section 6.9(d).

68. “Non-DPG Affiliate” means Dynegy and its Subsidiaries, excluding the Companies and their Subsidiaries.

69. “Notice of Disagreement” has the meaning set forth in Section 2.6(b).

70. “Order” means any order, judgment, injunction, award, decree, or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with any, Governmental Authority.

71. “Outside Date” has the meaning set forth in Section 9.1(b).

72. “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

73. “Permit” means any permit, certificate, license, franchise, Consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Authority that possesses competent jurisdiction.

74. “Permitted Encumbrances” means: (a) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities; (d) Encumbrances created by Buyer or its Representatives; (e) Encumbrances of record (other than Encumbrances securing indebtedness for borrowed money of Seller or its Affiliates); (f) encumbrances that are contained in the terms or conditions of any of the Specified Contracts; (g) imperfections or irregularities of title and such other Encumbrances that individually or in the aggregate, do not materially detract from the value of the Companies or any of the Stations as currently used; (h) pledges or deposits by the Companies under workmen’s compensation Laws, unemployment insurance Laws or similar legislation; and (j) licenses granted to third parties in the ordinary course of business consistent with past practice by the Companies.

75. “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.

76. “Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).

77. “Purchase Price” has the meaning set forth in Section 2.2.

78. “Reimbursable Expenses” has the meaning set forth in Section 9.2(b).

79. “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, managers, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).

80. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

81. “Seller” has the meaning set forth in the preamble to this Agreement (it being agreed and understood that at and after the Merger Agreement Closing, “Seller” shall mean the Surviving Corporation (as defined in the Merger Agreement)).

82. “Seller Benefit Plans” has the meaning set forth in Section 6.9(c).

83. “Seller Disclosure Letter” has the meaning set forth in the first sentence of Article III.

84. “Seller’s Indemnitee” means any of Seller, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.

85. “Seller Marks” has the meaning set forth in Section 6.10.

86. “Seller’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 3.3(b).

87. “Seller Retiree Plans” has the meaning set forth in Section 6.9(g)(iii).

88. “Specified Assets” means the Specified Contracts, together with all other Assets owned by Non-DPG Affiliates used or held for use primarily in the Business, including as listed on Schedule 1.1(88); provided that in the event of a Casco Bay Loss, the “Specified Assets” shall not include assets used or held for use primarily for the Casco Bay Station.

89. “Specified Contracts” means the contracts listed in Schedule 1.1(89); provided that, the list may be supplemented from time to time prior to Closing by Seller to include similar Contracts entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Contract for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplemental Contract and Buyer has consented in writing to the inclusion of that supplemental Contract); provided that in the event of a Casco Bay Loss, the “Specified Contracts” shall not include Contracts used or held for use primarily for the Casco Bay Station.

90. “Stations” means, together, the Moss Landing (Units 1-2 and Units 6-7), Morro Bay, Oakland and Casco Bay electric generating facilities owned by the Companies.

91. “Straddle Period” has the meaning set forth in Section 8.1(a).

92. “Straddle Period Tax Return” has the meaning set forth in Section 8.3(b).

93. “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, provided that Morro Bay Mutual Water Company and Moss Landing Mutual Water Company shall be deemed as the Companies’ “Subsidiaries” for the purpose of this Agreement.

94. “Subsidiary Interests” means the equity interests in the Companies’ Subsidiaries.

95. “Support Obligations” has the meaning set forth in Section 6.6(a).

96. “Target Working Capital” means $14,327,382.

97. “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

98. “Tax Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

99. “Tax Proceedings” has the meaning set forth in Section 8.4(b).

100. “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

101. “Terminated Contracts” has the meaning set forth in Section 6.8(a).

102. “Termination Fee” has the meaning set forth in the Merger Agreement.

103. “Third Party Claim” has the meaning set forth in Section 6.16.

104. “Total Enterprise Value” means (i) for the transactions contemplated by the Merger Agreement, $4,578,000,000; and (ii) for the transactions contemplated by this Agreement, the Base Price; and (iii) with respect to the Advisory Fee, the total value of all consideration paid by Buyer or its Affiliates for the applicable assets, plus the amount of any assumed debt in connection with the acquisition of such assets.

105. “Transfer Taxes” has the meaning set forth in Section 8.7.

106. “Transition Services Agreement” has the meaning set forth in Section 6.8(b).

107. “U.S.” means the United States of America.

108. “WARN” has the meaning set forth in Section 6.9(a)(iii).

109. “Working Capital” means, as of a certain date, the positive or negative sum of the current assets minus the current liabilities of the Companies and the Specified Assets reflecting solely the line items labeled as “Included” in the calculation of the Target Working Capital (attached as Schedule 1.1(102)) (other than the liability line item entitled “Deferred Revenue - Account No. 231001”, which shall be included in the Estimated Closing Working Capital and the Closing Date Working Capital) as determined in accordance with GAAP and using the same accounting principles, policies and methods as Seller and Dynegy have historically used in connection with the calculation of current assets and current liabilities.

1.2 Construction. In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c) a reference to any Person shall include such Person’s predecessors;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;

(e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i) the plural shall be deemed to include the singular and vice versa.

1.3 U.S. Dollars. When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. The purchase and sale of the Interests and the Specified Assets, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on the same date and simultaneously with the Merger Closing, so long as prior to or as of such date the last of the conditions precedent to the Closing set forth in Article VII of this Agreement (other than the Merger Closing and those other conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of the “Effective Time” as defined in the Merger Agreement.

2.2 Payment of Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and the due execution and delivery of the Assignment and Assumption Agreement with respect to the Specified Assets on a debt-free basis, free and clear of all Encumbrances (other than Permitted Encumbrances), at the Closing, Buyer shall pay to Seller cash in an aggregate amount equal to $1,363,000,000 (collectively, the “Base Price”), as adjusted pursuant to Section 2.2(b) and (c) (“Closing Purchase Price”), without deduction or withholding of any kind, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts specified by Seller to Buyer in writing at least one (1) Business Day prior to the Closing.

(b) If the Estimated Closing Working Capital is greater than the Target Working Capital, the Closing Purchase Price shall be increased by the difference between such amounts. If the Target Working Capital is greater than the Estimated Closing Working Capital, the Closing Purchase Price shall be decreased by the difference between such amounts.

(c) The Base Price also may be reduced as follows: (i) if there is a Casco Bay Loss prior to Closing, the Base Price shall be reduced by $275 million, or (ii) if prior to Closing there has occurred any uncured damage or destruction by casualty loss to the Casco Bay Station, then the Base Purchase Price shall be reduced by the total remaining costs as of Closing of repairing or restoring the Casco Bay Station to a condition reasonably comparable to their condition prior to such casualty (as estimated by a qualified engineering firm reasonably acceptable to Buyer and Seller) after giving effect to any insurance proceeds available to Buyer or any of its Affiliates (including pursuant to Section 6.11) and any Tax benefits available to Buyer or its Affiliates in respect thereto, up to a maximum reduction of $50 million.

(d) At least two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer a worksheet setting forth its good faith reasonable estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). For purposes of determining the Estimated Closing Working Capital, the Working Capital shall be estimated by making appropriate adjustments to the items specified on Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).

2.3 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) The Assignment and Assumption Agreement, duly executed by the applicable Dynegy Sellers and delivered to Buyer;

(b) Except as otherwise required in accordance with applicable Law, Buyer and Seller shall duly deliver to each other executed counterparts of the Membership Interest Transfer Agreements in respect of the Interests substantially in the form attached as Exhibit B, pursuant to which Seller shall transfer the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and Seller shall attach thereto any certificates representing the Interests;

(c) A certificate, duly executed by the appropriate Non-DPG Affiliate of Seller, certifying facts as necessary to exempt the transactions hereunder from withholding under Section 1445 of the Code;

(d) Copies of all solvency opinions, if any, received by Seller or its Affiliates relating to Seller in connection with the consummation of the transaction described in the Merger Agreement or the transactions contemplated by this Agreement, subject to the consent of the provider of such opinion, and all fairness opinions, if any, received by Seller or its Affiliates in connection with the transactions contemplated by this Agreement (provided that, with respect to any such solvency or fairness opinions actually delivered to Buyer hereunder, Buyer shall be required to pay 50% of all fees and expenses incurred in connection with such opinions);

(e) The resignations or removal of the officers and directors of the Companies and their Subsidiaries, except to the extent such officers are Continuing Employees; and

(f) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.4 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a) The Closing Purchase Price, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller pursuant to Section 2.2(a);

(b) The Assignment and Assumption Agreement, duly executed by Buyer and delivered to Seller; and

(c) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.5 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price (and all other capitalizable costs) among the Interests (and all assets owned by the Companies) and the Specified Assets for all Tax purposes in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Seller within 120 days after the Closing Date, such Allocation Schedule subject to Buyer’s review and consent and prepared in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder; provided, however, that in the event that Seller and Buyer cannot reach an agreement with respect to the Allocation Schedule within thirty (30) days after Seller provides the Allocation Schedule to Buyer, the Independent Accounting Firm shall resolve any disputed portion of the Allocation Schedule. The costs related to having the Independent Accounting Firm resolve disputes relating to the Allocation Schedule shall be borne equally by Buyer and Seller. Seller and Buyer agree to file or cause to be filed all Tax Returns in respect of the Interests and the Specified Assets in a manner consistent with the Allocation Schedule and to take no position for Tax purposes inconsistent with the Allocation Schedule, in each case unless required otherwise by a final determination of a competent taxing authority.

2.6 Post Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller (i) a balance sheet showing the Working Capital as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a certificate setting forth (a) the Closing Date Working Capital (calculated in accordance with the Closing Date Balance Sheet) and (b) the amount by which the

Estimated Closing Working Capital exceeds, or is exceeded by, the Closing Date Working Capital. The Closing Date Balance Sheet shall be prepared in a manner consistent with GAAP. The Closing Date Balance Sheet shall be prepared in accordance with this Agreement by making appropriate adjustments to the items specified in Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).

(b) Buyer’s determination of Closing Date Working Capital shall become final and binding on the Parties thirty (30) days after delivery of the Closing Date Balance Sheet by Buyer unless Seller objects in good faith to Buyer’s preparation of the Closing Date Balance Sheet and calculation of the Closing Date Working Capital in writing, stating in reasonable detail their objection thereto (the “Notice of Disagreement”). Following delivery of the Notice of Disagreement, Seller and Buyer agree to cooperate to exchange information used to prepare the Estimated Closing Working Capital, Closing Date Working Capital and the Notice of Disagreement. To the extent any portion of the calculation of the Closing Date Working Capital is not objected to in the Notice of Disagreement, such items portion shall be deemed to have been accepted by Seller. Seller and Buyer shall negotiate in good faith to resolve any objections noted in the Notice of Disagreement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, Seller and Buyer shall each submit such remaining disputes to the Independent Accounting Firm in a revised Notice of Disagreement which details the remaining outstanding disputes. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all disputes as soon as practicable; provided, however, that the Independent Accountant shall be instructed to resolve all such disputes within thirty (30) days after the submission of the disputes to such Independent Accountant. The resolution of the disputes by the Independent Accountant shall be final, binding on, conclusive and non-appealable by the Parties. The costs and expenses of the Independent Accountant shall be allocated between Buyer and Seller in proportion to the relative difference between (a) the Closing Date Working Capital calculated by Seller, as adjusted for the resolution of any disputes between the Parties prior to the engagement of the Independent Accountant and (b) the Closing Date Working Capital as finally determined by the Independent Accountant. The Independent Accountant will only consider those items and amounts set forth in the revised Notice of Disagreement submitted by either Party. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review, nor shall the Independent Accountant allow the Parties to conduct any discovery. In resolving any disagreement, the Independent Accountant may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than lowest value claimed for such disputed item by any Party.

(c) If the Estimated Closing Working Capital is greater than the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b), Seller shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Buyer, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.

(d) If the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b) is greater than the Estimated Closing Working Capital, Buyer shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Seller, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Buyer by the Seller prior to entering into this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:

3.1 Organization; Qualification. Seller is:

(a) a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and

(b) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authority. Seller has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 3.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Seller which violation, individually or in the aggregate, would have a Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 3.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party or the consummation by Seller of the transactions contemplated hereby, other than (A) such Consents and Filings that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair Seller’s ability to perform its material obligations under this Agreement; and (B) such Consents and Filings which become applicable to Seller as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

3.4 Brokers; Finders. Except as set forth on Schedule 3.4, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Buyer shall not have any responsibility or liability with respect to any Person set forth on Schedule 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING COMPANIES

Except (i) as set forth in the “Dynegy SEC Reports” (as defined in the Merger Agreement) filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are primarily and generically cautionary, predictive or forward-looking in nature (it being agreed and understood that disclosures under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” shall not be deemed to be primarily and generically cautionary, predictive or forward-looking in nature)), to which the relevance of such disclosures with respect to the Companies is reasonably apparent; or (ii) as set forth in the corresponding sections or subsections of the Seller Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:

4.1 Organization; Qualification.

(a) Each of the Companies and the Companies’ Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) In all material respects, each of Dynegy and the Dynegy Sellers is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(c) Each of Dynegy, the Dynegy Sellers, and the Companies and the Companies’ Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authority. Dynegy has, and each of the Dynegy Sellers, the Companies, and the Companies’ Subsidiaries will at the Closing have, all requisite corporate power and authority to enter into, and Dynegy has, and each of the Dynegy Sellers, the Companies and the Companies’ Subsidiaries will at the Closing have, taken all corporate action necessary to execute and deliver the Additional Agreements to which it will be a party and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and the Additional Agreements and to consummate the transactions contemplated by this Agreement and the Additional Agreements. As of the Closing, each of the Additional Agreement to which any of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries will be a party will have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, will constitute a valid and binding obligation of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party nor the consummation by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation or operating agreement of Dynegy, any Dynegy Seller, or any of the Companies or their Subsidiaries; (ii) constitute a violation of any Law or Order applicable to any of Dynegy, the Dynegy Seller, or any of the Companies or their Subsidiaries, which violation, individually or in the aggregate, would have a Material Adverse Effect; or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which any of Dynegy, the Dynegy Sellers, or any of the Companies or their Subsidiaries is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite Consents have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except for Consents and Filings required under the HSR Act or the Seller’s Required Regulatory Approvals, no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by any of Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party or the consummation by any of Dynegy, the Dynegy Seller, the Companies, or the Companies’ Subsidiaries of the transactions contemplated hereby, other than (i) such Consents and Filings that the failure to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair either Seller’s or any Dynegy Seller’s ability to perform its respective material obligations under this Agreement; and (ii) such Consents and Filings which become applicable to Dynegy, any Dynegy Seller, the Companies or their Subsidiaries as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4 Title to Interests. At the Closing, Seller will be the indirect legal and beneficial owner of 100% of the Interests, 50% of the equity interests in the Morro Bay Mutual Water Company, and 33% of the equity interests in the Moss Landing Mutual Water Company, in each case free and clear of all material Encumbrances other than those arising pursuant to this Agreement, and the Interests and Subsidiary Interests will be duly authorized and validly issued. The capitalization and ownership of the Companies and their Subsidiaries are set forth on Schedule 4.4. Upon the Closing, there will be no outstanding options, warrants or other rights of any kind including any restrictions on transfers (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), relating to the sale, or voting of the Interests or Subsidiary Interests, the subscription of additional equity interests in the Companies or their Subsidiaries or any securities convertible into or evidencing the right to purchase additional membership interests in the Companies or their Subsidiaries. Upon Closing, Seller will transfer title to such Interests and Subsidiary Interests, free and clear of any material Encumbrances and any restrictions on transfer and voting or preemptive rights (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), other than those arising pursuant to this Agreement. As of the Closing, the Companies and their Subsidiaries do not own, directly or indirectly, equity securities in any Person, except as set forth in Schedule 4.4.

4.5 Title to Specified Assets.

Upon the Closing, subject to Section 6.4(c), Seller will indirectly have good and marketable title to all of the Specified Assets on Schedule 1.1(88) and all other material

Specified Assets, free and clear of all Encumbrances other than Permitted Encumbrances and those arising pursuant to this Agreement, or as set forth in Schedule 4.5. Upon Closing, subject to Section 6.4(c), Seller will transfer such title to all of the Specified Assets on Schedule 1.1(88) and all other material Specified Assets, free and clear of any Encumbrances, restrictions on transfer and voting or preemptive rights, other than Permitted Encumbrances and those arising pursuant to this Agreement.

4.6 Taxes.

(a) All material Tax Returns required to be filed by the Companies and their Subsidiaries have been filed when due in accordance with all applicable Laws.

(b) The Companies and their Subsidiaries have paid in full all material Taxes shown as due and payable on such Tax Returns.

(c) Except as set forth on Schedule 4.6(c), there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Companies or their Subsidiaries.

(d) The Companies and their Subsidiaries have timely and properly collected, withheld and remitted to the taxing authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of material Taxes.

(e) Except as set forth on Schedule 4.6(e), none of the Dynegy Sellers (or their owners, if any is treated as a disregarded entity for U.S. federal income tax purposes) (i) is a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) or (ii) will be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Interests or the Specified Assets.

(f) None of the Assets of the Companies or the Specified Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(g) Schedule 4.6(g) sets forth the U.S. federal income tax classification of each of the Companies and their Subsidiaries.

(h) The Dynegy Sellers are the owners of all of the properties and assets of the Companies, and the Specified Assets, in each case for U.S. federal income tax purposes.

4.7 Liabilities of the Companies. As of the Closing, other than with respect to corporate-wide services provided by Dynegy or its Affiliates, each of the Companies with respect to its applicable Station (and except as would not have a Material Adverse Effect):

(a) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the real property at the location of the Station and as used by the Companies in the ordinary course of the Business (and subject to any licenses, easements and other property rights granted in the ordinary course of the Business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(a)));

(b) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the personal property or fixtures representing the Station (and subject to any licenses, easements and other property rights granted in the ordinary course of business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(b)));

(c) except as set forth on Schedule 4.7(c), holds all permits presently held by Dynegy or its Affiliates relating exclusively to the Business as operated in the ordinary course consistent with past practice and holds all contracts necessary for the operation of the Business in the ordinary course consistent with past practice; and

(d) has no Liabilities other than as set forth on Schedule 4.7(d) and (i) Liabilities reflected on the financial statements, including any reserves, as contained in any of the Dynegy SEC Reports, to which the relevance of such item with respect to the Companies is reasonably apparent; (ii) Liabilities incurred in the ordinary course of the Business; (iii) Liabilities reflected in Closing Date Balance Sheet; or (iv) Liabilities arising from the ownership, maintenance or operation of the Station by the Companies in the ordinary course of the Business consistent with past practice.

4.8 Merger Agreement. None of the information redacted from the schedules to the Merger Agreement attached as Exhibit D contain information relating to the Interests, the Companies, the Subsidiaries, the Business, the Specified Assets or the Assumed Liabilities, except for certain financial hedges, which are Excluded Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Seller by Buyer prior to entering into this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Buyer hereby represents and warrants to the Seller that:

5.1 Organization; Qualification. Buyer is a corporation, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to or materially impair Buyer’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement (a “Buyer Material Adverse Effect”).

5.2 Authority. Buyer has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Seller set forth in Article III are true and correct, and the terms and conditions herein (including receipt of all Buyer’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or similar governing documents of Buyer or any of its Affiliates; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer, any such Affiliate or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Buyer Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Buyer or any of its Affiliates, which violation, individually or in the aggregate, would have a Material Adverse Effect or a Buyer Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings which, if not obtained or made, would not have a Material Adverse Effect or a Buyer Material Adverse Effect.

5.4 Availability of Funds. Buyer has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.

5.5 Brokers; Finders. Other than Citigroup Global Markets Inc., Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Seller shall not have any responsibility or liability with respect to Buyer’s or Buyer’s Affiliates’ arrangements with Citigroup Global Markets Inc. with respect to the transactions contemplated by this Agreement.

5.6 Investment Intent. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities Law. In acquiring the Interests, Buyer is not offering or selling, and will not offer or sell, for Seller or otherwise in connection with any distribution of the Interests, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer understands that the Interests have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Interests will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Access to Information.

(a) Between the date of this Agreement and the Closing Date, Seller shall provide, and cause Dynegy to provide, Buyer and its Representatives with information as to the Business, the Companies, and the Specified Assets, as reasonably requested by Buyer, provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.1(a), including the obligation to cause Dynegy to take any actions, are expressly subject to and limited by Seller’s rights to such information under the Merger Agreement. Notwithstanding the foregoing, Seller shall not be required to provide any information (A) which Seller reasonably believes it, its Affiliates, Dynegy or any of its Affiliates is prohibited from providing to Buyer by reason of applicable Law, Permit or Order, (B) which constitutes or allows access to information protected by attorney/client privilege, or (C) which Seller, its Affiliates, Dynegy or any of its Affiliates is required to keep confidential or prevent access to by reason of any contract or agreement with a third party, provided that such entity has sought a waiver from such third party.

(b) For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof) all nonpublic information in any form or medium, written or oral, concerning Dynegy and its Affiliates and/or the transactions contemplated by this Agreement or Merger Agreement (including all notes, analyses, studies, interpretations, memoranda and other documents, materials or reports that contain, reflect or are based upon, in whole or in part, such information) furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 or furnished prior to the date hereof in connection with the evaluation and the negotiation of this transaction shall be kept confidential by Buyer and Buyer’s Affiliates and shall not be disclosed to any third parties, except for those of Buyer’s or its Affiliates’ Representatives who reasonably require access to such nonpublic information in connection with the transactions contemplated by this Agreement (so long as Buyer remains liable hereunder for any breach of this provision by any such Representative), and shall be used solely for the purpose of achieving the closing of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall prevent Buyer from sharing such information with ratings agencies, provided that such ratings agencies are informed of the confidential nature of such information and agree to keep such information confidential. In the event this Agreement is terminated as provided in Article IX hereof, Buyer shall return or destroy all such nonpublic information to Seller provided that neither such return nor such destruction shall relieve Buyer of its obligations under this Section 6.1. From and after the Closing, the confidentiality provisions of this Section 6.1(b) shall not apply to Buyer with respect any such information to the extent that it relates to the Business, the Companies or the Specified Assets. For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof), Seller and its Affiliates shall keep confidential all nonpublic information in any form or medium, written or oral, concerning the Business, the Companies and the Specified Assets, and shall not disclose such information to any third parties, except those of Seller’s or its Affiliates’ Representatives who reasonably require access to such non public information in connection with the transactions contemplated by this Agreement, including in connection with the enforcement thereof (so long as Seller remains liable hereunder for any breach of this provision by any such Representative); provided, however, that Seller may disclose such information related to the period prior to the Closing in connection with any financial reporting, compliance with any requirements of Law or Order and for tax purposes. This Section 6.1(b) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by either Party of their obligations hereunder. Furthermore, nothing herein shall be deemed to limit or restrict either Party from disclosing any information (i) in any action or proceeding by such party to enforce any rights it may have against the other Party; (ii) in connection with any interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demands, or any other similar process; and (iii) in connection with routine audits or examinations by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor.

(c) As of the Closing Date, each of the Parties shall, and shall cause its Representatives to, afford to the other Party, including its Representatives and Affiliates, reasonable access to all books, records, files and documents to the extent they are related to the Companies and the Specified Assets in order to permit such Party and its Affiliates to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any proceedings relating to or involving such Party or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford such Party and its Affiliates reasonable assistance in connection therewith. Each Party will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to the other Party; provided, however, that in the event that Buyer transfers all or a portion of the business of the Companies or the Specified Assets to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.1(c). In addition, on and after the Closing Date, at either Party’s request, the other Party shall make available to the requesting Party and its Affiliates and Representatives those employees of the other Party requested by such Party in connection with any proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the other Party and (ii) the requesting Party shall reimburse the other Party for the out-of-pocket costs reasonably incurred by such Party in making such employees available to the requesting Party and its Affiliates and Representatives.

(d) As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of the Companies, the Business and the Specified Assets.

6.2 Public Statements. Prior to Closing, the Parties shall consult with each other and Dynegy prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

6.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, and Seller shall cause Dynegy to use its commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Interests and the Specified Assets pursuant to this Agreement and the assignment and assumption of the Specified Assets, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary Consents, and making all required Filings with, third parties required to be obtained or made in order to consummate the transactions hereunder; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.3 to cause Dynegy to take any actions are expressly subject to and limited by Seller’s rights to cause Dynegy to take such actions under the Merger Agreement. If, at any time during the eighteen (18) months after Closing, (i) there are Liabilities of the Companies that are Excluded Liabilities, Seller shall promptly assume such Liabilities; (ii) Seller or its Affiliates own assets primarily related to the Business, Seller promptly shall transfer such assets to Buyer, each as part of the transaction under this Agreement; provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period. If, at any time during the eighteen (18) months after Closing, (i) there are Assumed Liabilities or Liabilities of any Non-DPG Affiliate that are primarily related to the Business, Buyer shall promptly assume such Liabilities (provided, that for the avoidance of doubt, Buyer shall not be required to assume any Excluded Liabilities listed on Schedule 1.1(46)); (ii) Buyer or its Affiliates, including the Companies, own any assets acquired through the acquisition of the Interests or the Specified Assets that are not primarily related to the Business, Buyer shall promptly transfer such assets (other than any assets listed on Schedule 1.1(88)) to Seller, each as part of the transaction under this Agreement provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period.

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to cause the Companies to pay cash dividends, make cash distributions and assign accounts receivable to Seller or its Affiliates at any time prior to the Closing. From and after the Closing, any accounts receivable for goods sold, or services performed, prior to the Closing that have been assigned to Seller or any Non-DPG Affiliate prior to the Closing and not conveyed to Buyer pursuant to this Agreement will be for the account of Seller (and shall not be included in the Estimated Closing Working Capital or Closing Date Working Capital). In addition, from and after the Closing (i) any accounts receivable (including any account receivable relating to any Specified Asset that is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any Non-DPG Affiliate (whether or not related to the Business), and (ii) any accounts receivable (including any account receivable of any of the Companies and is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any of the Companies, in each case (x) for goods purchased, or services performed prior to the Closing, and (y) to the extent not taken into consideration in the calculation of the Closing Date Working Capital, shall be considered to be the assets and liabilities of and for the account of the Seller and the applicable Non-DPG Affiliates, and thus from and after Closing, Buyer shall promptly remit to Seller any amounts received by Buyer or any of the Companies or their Affiliates in connection with such accounts receivable, and Seller shall be responsible for the prompt payment when due of such accounts payable.

6.4 Governmental Consents and Approvals. Without limiting the generality of Section 6.3:

(a) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice (the “Antitrust Authorities”) all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority and take all other reasonable actions to obtain clearance from the Antitrust Authorities. Buyer shall exercise its reasonable best efforts, and Seller shall cooperate fully with Buyer, to prevent the entry in any proceeding brought by an Antitrust Authority or any Governmental Authority of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Nonetheless, if such Order is entered, the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to have any such Order lifted. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such Filing and any such response.

(b) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required Consents of all other Governmental Authorities, and make all other Filings required to be made prior to the Closing with respect to the transactions contemplated hereby, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals. Each Party shall bear its own costs and expenses of the preparation of any such Filing. Buyer and Seller will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Authority from which any such Consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (unless prohibited by Law or by such Governmental Authority), and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences. Nothing in this Section 6.4(b) shall require disclosure to the other Party of information that is treated as confidential business information or otherwise subject to a third party confidentiality obligation.

(c) Without limiting the generality of Section 6.4(b), as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, each Party shall make all Filings required by such Party under Section 203 of the Federal Power Act. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications, provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any required approval is denied by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.

(d) Without limiting the foregoing and except as set forth on Schedule 6.4(d), required actions by Buyer shall include, but not be limited to, acceptance by Buyer of divestitures of any subsidiary or assets of Buyer or its Affiliates, acceptance by Buyer or any of its Affiliates of any limitation on or condition on the manner in which Buyer or any of its Affiliates conduct their business, or acceptance of an agreement to hold any assets of Buyer or its Affiliates separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable Governmental Authority in connection with the transactions contemplated by this Agreement.

(e) Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Seller, Buyer shall not (and shall cause its Affiliates not to) (a) acquire, or enter into an agreement to acquire, any electric generation, transmission or distribution facilities, electric generation projects or “inputs to electric power production” (as defined in 18 C.F.R. 35.36(a)(4)), or any entity owning, operating or otherwise controlling such facilities, projects or inputs; or (b) initiate development or enter into an agreement to develop any new electric generation projects, to the extent such actions described in (a) or (b) above would reasonably be expected to prevent the Parties from securing all required Filings or Consents with or from any Governmental Authority to consummate the transactions hereunder (after giving effect to any agreement or commitment in accordance with Section 6.4(d)) or would reasonably be expected to materially delay such Filings or Consents; provided that, other than its obligations under Section 6.4(d), Buyer shall not be prohibited from continuing any existing development activities.

(f) Promptly following the date hereof (but in any event within five (5) calendar days of this Agreement), each of the Buyer and Seller shall, and Seller shall use its reasonable best efforts to cause Dynegy to, appoint two (2) representatives to a regulatory and transition planning committee (the “Committee”). The Committee shall meet by telephone or in person weekly (with at least one representative from each of Seller, Buyer and Dynegy present), to discuss the status of all notices, consents, registrations, approvals, permits and authorizations, made or sought by Seller, Buyer and Dynegy which are necessary or advisable to be obtained from any third party and/or Governmental Authority in order to consummate the Merger Agreement Closing, the Closing and any of the other transactions contemplated by this Agreement or by the Merger Agreement, including under the HSR Act or the Federal Power Act, or from any of the New York State Public Service Commission, the California Independent System Operator Corporation and the California Public Utilities Commission.

6.5 Assignment.

(a) Subject to Section 6.5(b) and Section 6.5(c) and pursuant to the terms and conditions of the Assignment and Assumption Agreement, effective as of the Closing, (i) the Seller and its Affiliates will agree to transfer and assign to Buyer all of their rights and obligations under the Specified Assets, and (ii) Buyer will accept the transfer and assignment of and agree to assume, pay, perform and discharge as of the Closing all of such rights and obligations.

(b) Prior to the Closing, the Seller and its Affiliates will (and Seller and its Affiliates, to the extent permitted under the Merger Agreement, will cause Dynegy and its Affiliates to take such actions), and Buyer its Affiliates will, in order to consummate the transactions contemplated in this Section 6.5, (i) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain any required Consents and, if applicable, make any required Filings in connection with the assignments contemplated by Section 6.5(a), and (ii) cooperate in good faith with the applicable counterparties to the Specified Contracts and provide promptly such other information and communications to such counterparties to the Specified Contracts as such counterparties to the Specified Contracts may reasonably request in connection therewith. For the avoidance of doubt, it is specifically acknowledged and agreed that none of Seller and its Affiliates, Dynegy and its Affiliates, or Buyer and its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain any such Consent. The Seller and its Affiliates and Buyer its Affiliates will provide prompt notification to each other when any such Consent is obtained (or refused) and will advise each other of any material communications with any counterparties to the Specified Contracts regarding any of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 6.5 shall not constitute an agreement to assign or assume any obligation, claim, right or benefit arising under any Specified Asset or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by the Seller or its Affiliates of any provision of any Specified Asset that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect in any material respect the rights or obligations of Seller or its Affiliates thereunder such that Buyer would not in fact receive all material rights and obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, (i) each Party will execute and deliver agreements and take such other actions as requested by the other Party or any of its Affiliates in any arrangement, including an operating, services, or other back-to-back agreement if requested by either Party, reasonably designed to provide that Buyer will have all of the rights and obligations of the applicable Non-DPG Affiliate under any such Specified Asset to the extent that such rights and obligations are to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, and (ii) where any of Seller or its Affiliates has continuing liability or exposure with respect to the obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above due to any third party’s failure to release Seller as a result of such third party’s unwillingness to accept Buyer as assignee, Buyer shall indemnify Seller and its Affiliates from such continuing liability or exposure. Seller and Buyer will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Section 6.5, including such further acts and things as may be required to assist any other party hereto in complying with their respective obligations under any Specified Agreement.

6.6 Support Obligations.

(a) Buyer recognizes that certain of the Non-DPG Affiliates have provided credit support to certain of the Companies and with respect to certain of the Specified Assets pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 6.6(a) (such support obligations contained in Schedule 6.6(a) are hereinafter referred to as the “Support Obligations”) provided that, Seller may supplement the obligations listed on Schedule 6.6(a) from time to time prior to Closing to include any additional Support Obligations to the Companies or with respect to any Specified Contract entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Support Obligation for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplement and has consented in writing to the inclusion of such supplement).

(b) Prior to Closing, Buyer shall use its reasonable best efforts to effect the full and unconditional release, effective as of the Closing Date, of the Non-DPG Affiliates from all Support Obligations, including by:

(i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;

(ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing guaranty, and containing terms and conditions that are substantially identical to the terms and conditions of such existing guaranty;

(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond;

(v) replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation; and

(vi) providing cash or any other collateral to replace any of the foregoing.

(c) Buyer shall use its reasonable best efforts to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.6(b)(i) and (ii) terminate and redeliver to Seller or one of its Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(d) If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of the Non-DPG Affiliates from any Support Obligations by the Closing Date (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.6(d)(i), a “Continuing Support Obligation”), then:

(i) as of the Closing, Buyer shall continue to use its reasonable best efforts to obtain promptly the full and unconditional release of the Non-DPG Affiliates from each Continuing Support Obligation;

(ii) Buyer shall indemnify Seller and the Non-DPG Affiliates for any demand or draw upon, or withdrawal from, any Continuing Support Obligation or any cash or other collateral posted by Seller or its Affiliates in connection with or in the place of any such Continuing Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from such Continuing Support Obligations; and

(iii) Buyer shall not, and shall cause the Companies not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of the Non-DPG Affiliates under any Continuing Support Obligation, without Seller’s prior written consent.

6.7 Conduct of Business Pending the Closing.

(a) Between the date of this Agreement and the Closing Date, Seller shall use its reasonable best efforts to cause each of the Companies to (x) operate and maintain its assets in the ordinary course of business consistent with past practices, and (y) use commercially reasonable efforts to preserve, maintain and protect its assets in material compliance with applicable Permits, Orders and Laws and the rules and regulations of any applicable independent system operator or regional transmission organization; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.7, including the obligation to cause the Companies to take any actions, are expressly subject to and limited by Seller’s rights to take such action or to cause the Companies to take such action under the Merger Agreement.

(b) Notwithstanding Section 6.7(a) or any other provision herein, Seller may cause (or consent to actions with respect to) the Companies to take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws, Permits or Orders or the direction of any applicable independent system operator or regional transmission organization; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.

(c) Seller shall not consent to Dynegy’s request for approval to take any action, or waive Dynegy’s or its Affiliates’ failure to perform any obligation under the Merger Agreement primarily relating to the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets without Buyer’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Seller shall promptly notify Buyer of any written request for approval to take any action or grant a waiver for failure take action pursuant to the Merger Agreement. Seller may not make or consent to any amendment to the Merger Agreement that would affect or is reasonably expected to affect (i) in any material respect, the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets; or (ii) the likelihood that the Merger Agreement will be terminated, in each case without Buyer’s prior written consent. Seller shall not waive any closing condition in the Merger Agreement without Buyer’s prior written approval, not to unreasonably withheld, delayed or conditioned.

(d) Seller shall not consent to Dynegy’s request for approval to take an action under the Merger Agreement that would result in Dynegy selling or transferring all or substantially all of Dynegy’s assets to any third parties (including the transactions contemplated hereunder) prior to or as a result of the Closing.

(e) Seller will provide Buyer with any amendments, modifications, or supplements to the Merger Agreement and all schedules, annexes and exhibits thereto.

6.8 Termination of Affiliate Contracts; Transition Services; Transition Cooperation.

(a) Except as contemplated by this Agreement or as set forth on Schedule 6.8(a), prior to the Closing, Seller shall, and shall cause the Non-DPG Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or a Non-DPG Affiliate (in each case with mutual releases) effective upon or before the Closing all Contracts and services between any of the Companies, on the one hand, and Seller or any Non-DPG Affiliate, on the other hand, including the termination or severance of insurance policies (except as otherwise provided under Section 6.11), Tax services, tax sharing or tax allocation agreements, legal services, banking services (to include the severance of any centralized clearance accounts) and power purchase agreements (collectively such Contracts, the “Terminated Contracts”). On and after the Closing, none of Buyer, the Companies or any of their Affiliates shall have any further obligations or liabilities pursuant to the Terminated Contracts and all intercompany receivables and payables shall be cancelled or paid as of the Closing.

(b) Concurrently with the Closing, Buyer and Seller shall enter into a Transition Services Agreement on mutually agreeable terms with respect to the services (and for the duration) specified in the term sheet attached as Exhibit C (the “Transition Services Agreement”). The Parties agree to include additional administrative and information technology services to Exhibit C (but for the avoidance of doubt not plant level services) (i) reasonably requested by Buyer and that Buyer is unable to perform using its existing resources and the resources acquired in connection with the transactions contemplated hereunder and (ii) that Seller is readily able to perform using resources available to it at the time such services are to be provided; provided that such services will only be provided for a duration from Closing no greater than the duration of the most comparable service listed on Exhibit C on the date hereof. All transition services will be provided at cost (including fully-loaded costs of labor). Notwithstanding the items listed on this Exhibit C or any additional administrative or information technology services described above, Seller is not required to provide any service to the extent that such provision of services would violate any applicable Law, Order or the terms of any Contract; provided that, Seller shall use commercially reasonable efforts to obtain any consent or approval as necessary under any such Contract to provide such service (provided further, that, subject to notice and consent from Buyer, Buyer would reimburse Seller for any out-of-pocket cost or expense to secure any such consent or additional licenses, or to expand existing contractual rights, to permit Seller to provide such services).

(c) Prior to the Closing, the Parties shall use commercially reasonable efforts to, and shall cooperate with one another to, identify any additional contracts or other assets that are necessary to the operation and maintenance of the Business, and to in good faith enter into such arrangements as reasonably acceptable to each of the Parties to transfer such assets (or rights to the same or similar assets) to Buyer or its Affiliates as of Closing.

6.9 Employee Matters.

(a) Continuity of Employment at Closing; Offers of Employment.

(i) Buyer and Seller intend that there shall be continuity in the provision of services to the Companies with respect to all Business Employees, immediately before and immediately after the Closing. Buyer shall ensure that each Business Employee shall have the opportunity to continue to provide services to the Companies on and immediately after the Closing Date on such terms as comply with applicable Law, and on terms (including base salary, wage rate, bonus opportunities, titles, job responsibilities, schedule and location) no less favorable in the aggregate than those that apply to such Business Employee on the day immediately preceding the Closing Date and other employee benefits that otherwise comply with the requirements of this Section 6.9.

(ii) Without limiting the generality of the foregoing, Buyer shall make irrevocable offers of employment prior to the Closing Date (to be effective as of the Closing Date) to each Business Employee who is not already employed by a Company, on terms and conditions that reflect the requirements of this Section 6.9. Buyer will communicate such offers of employment in accordance with applicable Law in a form reasonably acceptable to Seller, and shall deliver such offers to Business Employees not less than 10 Business Days prior to the Closing Date. Each Business Employee who accepts Buyer’s offer of employment and each employee of the Companies shall be referred to as a “Continuing Employee” for purposes of this Agreement.

(iii) Subject to Section 6.9(e)(ii) below, Buyer shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of (A) any severance obligations with respect to any Business Employee, whether or not such Business Employee becomes a Continuing Employee, (B) Buyer’s failure to comply with the provisions of this Section 6.9, (C) a termination of the employment of any Continuing Employee, and any other liability whatsoever arising out of the employment relationship between Buyer or any Affiliate of Buyer and a Continuing Employee, on or after the Closing or (D) any suit or claim of violation brought against Seller or any of its Affiliates under the Worker Adjustment and Retraining Notification Act (together with any similar state or local Law or regulation, “WARN”) for any actions taken by the Companies, the Buyer or any of their Affiliates on or after the Closing with regard to any site of employment, facility, operating unit or employee affected by this Agreement.

(b) Post-Closing Compensation and Benefits. Effective on the Closing Date, and for a period of not less than 12 months following the Closing Date, Buyer shall provide each Continuing Employee with (i) base salary and incentive compensation opportunities that are no less favorable than those provided (including equity-based opportunities) to such Continuing Employee as of the Closing Date and (ii) employee benefits (including without limitation defined benefit and defined contribution savings and retirement (and rate of company contributions thereunder), employee stock purchase, health, vision, dental, disability and life insurance benefits, as well as vacation, time off, sick and holiday pay programs) that are substantially similar in the aggregate to those provided to such Continuing Employee as of the Closing Date; provided, however, that (A) this provision is not intended to require Buyer to provide benefits under any specific type of benefit plan and (B) such compensation and benefits shall be in accordance with the applicable provisions of any collective bargaining agreement then in effect from time to time.

(c) Seller Benefit Plans. As of the Closing Date, each Business Employee shall cease to have any right to accrue any benefits, and cease to have any right to continue as or become an active participant under any Benefit Plan other than a Company Benefit Plan, or any other incentive, compensation and benefits arrangements that are sponsored, entered into, contributed to or maintained by Seller or any of its Affiliates (excluding the Companies) (“Seller Benefit Plans”), except to the extent of any claim incurred prior to Closing Date under any group medical, dental, prescription drug or vision care benefits under any Seller Benefit Plans or to the extent such benefits continue to be available, by their express terms, through the end of the calendar month in which the Closing Date occurs (all such post-closing claims, “IBNR). Subject to the limitations set forth in Section 6.9(h), Buyer shall reimburse Seller for any IBNR actually paid by Seller or any Seller Benefit Plan. Seller and Buyer hereby agree that any Continuing Employee who (i) as of the Closing is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits or (ii) as of the Closing is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Benefit Plan that is a long-term disability plan unless and until such employee is no longer disabled (subject to the terms of the applicable plan); provided that Buyer shall reimburse Seller for all out-of-pocket costs associated with such continued provision of benefits after the Closing. As of the Closing Date, Buyer shall be responsible for all obligations and liabilities, whether incurred before, on or after the Closing Date, under all Company Benefit Plans and any other annual incentive, compensation and benefits arrangements that are sponsored, entered into or maintained by the Companies, and no obligations or liabilities under any Company Benefit Plans shall be retained by Seller or any of its Affiliates, including, for the avoidance of doubt, under any Benefit Plan that provides for severance, termination pay and similar compensation and benefits.

(d) Annual Cash Incentive. Without limiting the generality of the provisions of Section 6.9(b) but subject to the limitations set forth in Section 6.9(h), for all Continuing Employees who continue employment with the Buyer or its Affiliates (including the Companies) through the earlier of (i) March 15 of the calendar year after the calendar year in which the Closing Date occurs and (ii) the date on which Denali Parent Inc. otherwise pays its annual bonuses and incentive payments to similarly situated employees (the “Next Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the Next Bonus Payment Date in accordance with the bonus and incentive plans or programs of Dynegy and its Affiliates, but in no event in an amount less than the target amount that would have been earned by such Continuing Employees under such bonus and incentive plans and programs as in existence immediately prior to the Closing.

(e) Severance.

(i) Without limiting the generality of the provisions of Section 6.9(b), as of the Closing Date, Buyer shall provide severance pay and benefits to each Continuing Employee whose employment terminates or is terminated on or during the 12 month period (or 24 month period with respect to those Business Employees who are covered under the Dynegy, Inc. Executive Change in Control Severance Plan (the “Executive CIC Plan”)), as applicable, following the Closing which are no less favorable than those described in the severance Benefit Plan set forth on Schedule 6.9(e) (the “Applicable Severance Plans”) applicable to such Continuing Employee immediately prior to the Closing (taking into account increases in compensation and service through the date of such termination); provided, however, that a Business Employee’s eligibility for severance benefits shall be determined using the same requirements for eligibility set forth in the Applicable Severance Plan as of the Closing. As a condition of any such severance benefits, Buyer shall require that affected employees execute (and not revoke) a general release of all claims against Seller, Buyer and their respective Affiliates. Buyer and Seller agree that in the event an independent plan administrator of any Applicable Severance Plan or a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan, determines that any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan due solely to the transactions contemplated by this Agreement (including the actions taken by Dynegy as set forth in Section 6.9(f) of the Merger Agreement), any payments made to the applicable Business Employee pursuant to such determination shall be the sole severance benefit due such Business Employee by Seller, Buyer, the Companies or their Affiliates.

(ii) Buyer and Seller agree that the transaction and related transactions contemplated pursuant to this Agreement (including the transfer of any Business Employees to the Companies prior to the Closing Date and the Amendment of the Applicable Severance Plan under the Merger Agreement), shall not constitute events that would entitle any Business Employee to any severance or similar benefits under any Applicable Severance Plan. In furtherance of the foregoing, Seller shall not (nor shall Seller allow any plan administrator of the Applicable Severance Plans that is under its control) determine any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan unless and until such employee’s employment with the applicable Company has been terminated after the Closing (unless ordered to do otherwise by a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan); provided, however, for avoidance of doubt:

1.	Seller shall indemnify, defend, and hold Buyer, the Companies and their Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan solely triggered by: Seller’s failure to meet the requirements of this Section 6.9(e)(ii) unless the employment of the applicable Business Employee is subsequently terminated after the Closing by Buyer or its Affiliates under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan; and

2.	Seller shall be solely liable for, and shall indemnify Buyer for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan triggered by Dynegy’s failure to fully comply with Section 6.9(f) of the Merger Agreement unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).

3.	Notwithstanding the foregoing, Seller and Buyer shall jointly share liability, on a 50/50 basis, for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any the Executive CIC Plan triggered by Dynegy’s failure to amend the Executive CIC Plan as described in
Section 6.9(f) because Seller concludes such amendment violates the terms of the Executive CIC Plan, unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).

Seller and Buyer shall cooperate in good faith to mitigate all potential severance or termination payments and benefits described in this Section 6.9(e)(ii).

(f) Service Credit. With respect to any incentive, compensation or employee benefit arrangements as may be maintained for Continuing Employees from time to time following the Closing by Buyer or any of its Affiliates (including without limitation plans or policies providing severance benefits, vacation entitlement, and sick pay), service by such Continuing Employees performed for Dynegy, the Companies, or any of their Affiliates (or a predecessor to either such entity’s business or assets) shall be treated as service with Buyer and its Affiliates, for purposes of determining eligibility to participate, vesting and benefit accruals (other than with respect to any defined benefit plan) to the same extent such service was recognized under a comparable Seller Benefit Plan as of the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits.

(g) Medical and Welfare Plan Obligations.

(i) Buyer agrees to waive any waiting periods or limitations for preexisting conditions for each Continuing Employee under the welfare benefit programs of Buyer (other than any disability programs) made available to such Continuing

Employee on or following the Closing Date, to the same extent such periods or limitations would have been or were waived under a Seller Benefit Plan for the same purpose under the comparable type of welfare benefit program in which such Continuing Employee was participating or eligible to participate immediately prior to the Closing Date. Buyer further agrees to credit each Continuing Employee for amounts paid by such Continuing Employee under the welfare benefit program in which such Continuing Employee was participating immediately prior to the Closing Date towards satisfaction of the applicable deductibles and out-of-pocket limits under the comparable type of welfare benefit program of Buyer or its Affiliates in which such Continuing Employee first participates on or after the Closing Date, to the same extent such credit was given under the applicable Seller benefit plan that is a welfare benefit program, and in each case in respect of the plan year in which occurs the Closing Date.

(ii) Buyer also shall honor all vacation, personal and sick days accrued by such Continuing Employees under the plans, policies, programs and arrangements of the Companies, Seller or its Affiliates (or a predecessor to either such entity’s business or assets) immediately prior to the Closing Date, but only to the extent required under Section 6.9(h).

(iii) Seller shall retain all liabilities to provide retiree medical benefits to the Continuing Employees under the Benefit Plans that provide for retiree medical benefits (the “Seller Retiree Plans”) to the extent such Continuing Employees meet the eligibility requirements to receive benefits under such plans as of the Closing.

(iv) Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and any similar state or local Law (“COBRA”) after the Closing.

(h) The following shall be “Excluded Liabilities:” (a) all of Seller’s obligations under any Seller Benefit Plan that is a “pension plan” (as such term is defined in Section 3(2) of ERISA), regardless of whether such pension plan is intended to be qualified under Section 401(a) of the Code and (b) the amount by which the following amounts exceed $3,000,000 in the aggregate, (x) any amount that the Companies are required to pay to Continuing Employees as annual bonuses and incentive payments pursuant to Section 6.9(d), (y) the amount of all accrued vacation, personal and sick days or paid time off as set forth in Section 6.9(g)(ii) for the Continuing Employees, measured as of the Closing and (z) IBNR, but only to the extent such IBNR are actually paid by the Companies (as opposed to being paid by Seller or its Affiliates or the Seller Benefit Plans).

(i) Facility Closings; Employee Layoffs. Provided that on or before the Closing Seller has supplied Buyer with a list of Business Employee terminations, by date and location, implemented by Seller in the 90-day period prior to Closing, Buyer shall indemnify and hold Seller harmless from any Liabilities under the WARN Act arising, in whole or in part, from Buyer’s actions or omissions occurring on or after the Closing. Seller shall indemnify and hold Buyer harmless from any Liabilities under the WARN Act arising solely as a result of Seller’s acts or omissions occurring prior to the Closing, provided, however, that such indemnity shall not be effective with regard to any errors in such list as supplied to Seller by Dynegy under the terms of the Merger Agreement.

(j) Collective Bargaining Agreements. Buyer hereby acknowledges and recognizes that, as of the Closing Date, contractual obligations with the union representing bargaining unit employees of the Companies will continue, including all contractual obligations under (i) the Agreement between the International Brotherhood of Electrical Workers Local 1245 and Dynegy Inc., August 7, 2007 through August 6, 2010 (the “CBA”) and (ii) the Agreement by and between Dynegy West Generation, Inc. and Local Union 1245 of the International Brotherhood of Electrical Workers AFL – CIO, effective July 21, 2010, regarding the extension of the CBA (subject to future bargaining between the union and the Companies or the Companies’ Affiliates).

(k) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 6.9(a) or (iii) obligate Buyer, Seller or their respective Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Benefit Plan or benefit, except to the extent otherwise required by Section 6.9(d) with respect to the bonuses and incentive payments.

6.10 Seller Marks. As soon as reasonably practicable, but in no event more than ninety (90) days after the Closing Date, Buyer shall, and shall cause its Affiliates, including the Companies, to: (i) cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Dynegy”, including those listed in Schedule 6.10 and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”); and (ii) remove from the Stations (and other assets of the Companies) and any Specified Assets any and all Seller Marks and amend the relevant organizational documents of the Companies to change the names of the Companies to names that do not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.10, Seller shall be entitled to specific performance of this Section 6.10 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

6.11 Insurance. The Seller will cause Dynegy or the Companies or their Affiliates to keep insurance policies currently maintained with respect to any member of the Companies, any of their businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the Closing; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.11 to cause Dynegy or the Companies or their Affiliates to maintain insurance are expressly subject to and limited by Seller’s rights to require Dynegy to maintain insurance policies in full force and effect in accordance with and subject to the terms and conditions of the interim operating covenants of

Dynegy under the Merger Agreement. To the extent that after the Closing any Party hereto requires any information regarding claim data, payroll or other information in order to make one or more filings with insurance carriers or self insurance regulators from another party hereto, the Party to whom the request is made will promptly supply such information. In the event that any of Seller, the Companies, or Non-DPG Affiliates (with respect to Specified Assets) incur losses which are covered by such insurance policies, Seller shall promptly notify Buyer in writing, and upon Buyer’s direction at Buyer’s sole cost and expense, cooperate with Buyer in pursuing any claim with the relevant insurance carrier. Seller shall assign or cause to be assigned the insurance proceeds therefrom to Buyer at Closing or if received after the Closing Date, promptly upon receipt of such payment; provided that, notwithstanding the foregoing, in the event of a Casco Bay Loss, any insurance claim related thereto shall be retained by Seller or its Affiliates, along with any related insurance proceeds therefrom.

6.12 Exclusivity. During the period commencing on the date hereof and continuing until the earliest to occur of (i) two hundred and seventy (270) days from the date of this Agreement, (ii) the consummation of an acquisition of the Companies by a third party, directly or indirectly (either as part of an acquisition of Dynegy, merger, consolidation, stock or asset purchase or sale, or otherwise) (an “Alternative Transaction”), and (iii) ninety (90) days after the shareholder vote on the Merger Agreement, each of the Seller and Buyer shall not (and shall cause their respective Representatives not to) directly or indirectly (i) solicit, initiate, intentionally encourage or take any other action designed to solicit an Alternative Transaction, (ii) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iii) furnish non-public information to any Person or entity with respect to an Alternative Transaction, except for (a) actions in connection with the Merger Agreement, (b) actions by Seller, its Affiliates or their Representatives with any lenders or other counterparties who might provide asset sale bridge financing secured by, or hedges relating to, some or all of the Companies or Business, and (c) actions by Buyer, its Affiliates or their Representatives, advisors, lenders and rating agencies in connection with this Agreement.

6.13 Resignation of Officers and Directors. By Closing, Seller shall obtain the resignations or removal of the officers (except to the extent such officers are Continuing Employees) and directors of the Companies and their Subsidiaries.

6.14 Indemnity for Excluded Liabilities. Seller shall indemnify, defend, and hold harmless the Buyer, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Excluded Liabilities.

6.15 Indemnity for Assumed Liabilities and Station Liabilities. Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Assumed Liabilities or any Liabilities primarily related to the ownership, maintenance or operation of the Stations, whether residing within or outside of the Companies, provided, that for the avoidance of doubt, Buyer shall not be required to indemnify Seller for any Excluded Liabilities listed on Schedule 1.1(46).

6.16 Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim; provided the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate (in each case, to the extent known) (i) the bases of the claim for indemnification, (ii) the amount or the method of computation of the amount of the Indemnifiable Loss that has been or may be incurred by the Indemnitee and (iii) a reference to the provision or provisions in this Agreement upon which such claim is based. Within ten (10) Business Days after receiving such notice, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel.

(b) Pursuant to the notice requirement in the final sentence of Section 6.16(a), in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, the Buyer, shall be entitled to direct the defense against a Third-Party Claim for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other, provided that (i) the Buyer or Seller (as applicable) is conducting a good faith defense, (ii) the Buyer (in the case of a claim by a Seller’s Indemnitee), or Seller (in the case of a claim by a Buyer’s Indemnitee), has irrevocably acknowledged in writing its obligation to provide indemnification for such claim and (iii) the only relief sought by such Third-Party Claim is monetary (rather than equitable) in nature, and provided, further, that such party directing the defense shall not compromise or settle it without receiving a release of the indemnified parties and the indemnified parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof; in all other events, the indemnified parties (acting through the Buyer, in the case of a Buyer’s Indemnitee, or through Seller, in the case of a Seller’s Indemnitee) shall have the exclusive right to direct the defense against such Third-Party Claim (at the expense of the Indemnifying Party), with counsel selected by it and reasonably acceptable to the Indemnifying Party, provided, that the indemnified parties shall not compromise or settle such Third-Party Claim without receiving a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. Parties who are not directing the defense shall at all times have the right to participate in the defense of a Third-Party Claim in reasonable respects and at their own expense directly or through counsel of their choosing that is reasonably acceptable to the party directing the defense; provided that if the named parties to the action or proceeding include both the Indemnifying Party and one or more indemnified parties, the Indemnifying Party is directing the defense, and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the Indemnifying Party.

(c) If no such notice of intent to dispute and defend a Third-Party Claim is given by the Buyer or Seller (whichever is authorized to act on behalf of the Indemnifying Party in accordance with the immediately preceding paragraph), or if such good faith defense is not being, or ceases to be, conducted by the Buyer or Seller (as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by it and reasonably acceptable to the Indemnifying Party) and to compromise or settle it (at the Indemnifying Party’s expense), subject to receipt of a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. If the Third-Party Claim is one that by its nature cannot be defended solely by the party directing the defense, then the other party hereto shall make available such information and assistance (including without limitation its officers, employees and agents) as the party directing the defense may reasonably request and shall cooperate with such party directing the defense in such defense (at the expense of the Indemnifying Party).

(d) Any Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in Sections 6.5(c),6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 6.16(d) , the Indemnitee’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, provided that the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking such mitigation, reduction or elimination.

(e) For the avoidance of doubt, any indemnification relating to Taxes shall be governed by Article VIII and not this Article VI.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 3.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;

(d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing;

(e) (i) The representations and warranties of the Seller set forth in Article III of this Agreement shall be true and correct in all respects (except with respect to representations and warranties in Section 3.1(a), for such inaccuracies as are de minimis relative to Section 3.1(a) as a whole); and (ii) the representations and warranties of the Seller set forth in Article IV of this Agreement (x) that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (y) that are not qualified by reference to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except with respect to representations and warranties in Section 4.1(a), for such inaccuracies as are de minimis relative to Section 4.1(a) as a whole.

(f) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and be continuing (but only to the extent such Material Adverse Effect would permit Seller and its Affiliates not to consummate the transactions contemplated by the Merger Agreement);

(g) There shall not have occurred a Moss Landing Loss;

(h) Seller shall have delivered or shall stand ready to deliver all of items required to be delivered by Seller hereunder, including pursuant to Section 2.4;

(i) The Merger Agreement Closing shall occur simultaneously with the Closing on the Closing Date;

(j) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(d) (e), (f) and (g) have been satisfied.

7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 4.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;

(d) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;

(e) (i) The representations and warranties of the Buyer set forth in this Agreement other than those referenced in clause (ii) below shall be true and correct in all respects (except with respect to representations and warranties in Section 5.1, for such inaccuracies as are de minimis relative to Section 5.1 as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date); and (ii) the representations and warranties set forth in Sections 4.4 and 4.6 shall be true and correct in all material respects;

(f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(d) and (e) have been satisfied;

(g) Buyer shall have delivered or shall stand ready to deliver all of items required to be delivered by Buyer hereunder, including pursuant to Section 2.5; and

(h) The Merger Closing shall occur simultaneously with the Closing on the Closing Date.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification.

(a) The Seller shall indemnify, defend and hold harmless the Buyer and its Representatives (each, a “Buyer’s Tax Indemnitee”) and its Affiliates from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) attributable to (i) any Taxes of the Companies with respect to any taxable period that ends on or prior to the Closing Date (a “Pre-Closing Tax Period”) and with respect to any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date; and (ii) any breach of any representation or warranty contained in Section 4.6 (each, a “ Tax Indemnifiable Loss”). The indemnification for Taxes provided pursuant to this Section 8.1(a) shall not cover any Tax liabilities resulting from any action taken on the Closing Date after the Closing by the Buyer (other than the transactions contemplated hereunder), any of its Affiliates, or any transferee of the Buyer or its Affiliates.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer’s Tax Indemnitees pursuant to Section 8.1(a)(i) shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

8.2 Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) In the case of Taxes not described in Section 8.2(a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

8.3 Responsibility for Filing Tax Returns.

(a) Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate Governmental Authorities all Tax Returns in respect of the Companies that are required to be filed in respect of a Pre-Closing Tax Period, and shall pay all Taxes due with respect to such Tax Returns.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed when due all other Tax Returns with respect to the Companies and shall remit any Taxes due in respect of such Tax Returns; provided that any such Tax Return in respect of a Straddle Period (a “Straddle Period Tax Return”) shall be prepared in a manner consistent with past practice; provided further, that Seller shall prepare or cause to be prepared and file or cause to be filed any such Straddle Period Tax Return that is required to be filed within thirty (30) days of the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to each Straddle Period Tax Return to be filed by the Buyer, Buyer shall deliver a copy of such Straddle Period Tax Return at least thirty (30) days prior to the due date for filing such Straddle Period Tax Return (including valid extensions) together with a statement setting forth the amount of Tax allocated to the Seller pursuant to Section 8.2 in respect of such Straddle Period Tax Return. Seller shall have the right to review such Straddle Period Tax Return and such allocation and, within 10 days after the date of receipt by Seller of such Straddle Period Tax Return and allocation, to request in writing any reasonable changes to such Straddle Period Tax Return. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Period Tax Return and allocation. In the even the Parties are unable to resolve any dispute within ten (10) days after Buyer has received Seller’s written request for changes, then any disputed issues shall be immediately submitted to the Independent Accounting Firm to resolve in a final binding matter prior to the due date for such Straddle Period Tax Return. The fees and expenses of the Independent Accounting Firm shall be shared equally between Seller and Buyer. Each of Buyer and Seller shall reimburse the other party no later than ten (10) Business Days following the due date for any Straddle Period Tax Return (taking into account any valid extensions thereof) to be filed by the other party for any Taxes due in respect of such Straddle Period Tax Return for which such first party is responsible pursuant to this Agreement.

8.4 Tax Proceedings.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to a Buyer’s Tax Indemnitee pursuant to Section 8.1, then the Buyer shall give notice to the Seller in writing of such claim and of any counterclaim the Buyer proposes to assert.

(b) Seller, at its own expense, shall control the conduct of all audits, contests, claims for refunds or other administrative or judicial proceedings (a “Tax Proceeding”) in respect of Taxes for which Seller is solely responsible pursuant to this Agreement and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel). Buyer shall have the right to participate in such Tax Proceeding at its own expense. Notwithstanding the foregoing, Seller shall not settle such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, if such Tax Proceeding could have a material adverse impact on the Taxes of the Buyer or any of its Affiliates.

(c) The Seller and Buyer shall jointly control and participate in all Tax Proceedings in respect of Taxes for which both Seller and Buyer are responsible pursuant to this Agreement and shall bear their own respective costs and expenses. Neither the Seller nor Buyer shall settle any such Tax Proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

(d) Buyer shall control all other Tax Proceedings in respect of Taxes relating to the Companies.

8.5 Cooperation. Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes, audits, claims for refunds or reimbursement claims with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding.

8.6 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.7 Transfer Taxes. All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby, and the costs for preparation and filing of any Tax Returns with respect to Transfer Taxes up to the first $1.3 million in Transfer Taxes shall be borne by Buyer and thereafter any additional Transfer Taxes shall be borne by Seller (and, to the extent paid by a Party, the other Party shall reimburse such Party upon request). Buyer shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

8.8 Refunds. The amount or economic benefit of any refunds, reimbursements, credits or offsets of Taxes for which Seller is responsible pursuant to this Agreement, shall be for the account of Seller. Buyer agrees to use its reasonable best efforts to promptly obtain any such refund, reimbursement, credit or offset of Taxes. Buyer shall forward, and shall cause its Affiliates to forward, to the Seller the amount or economic benefit of any such refund, credit or offset, net of any Taxes imposed on Buyer or its Affiliates with respect thereto, within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

8.9 Characterization of Transactions. The Buyer and Seller agree to treat the transactions contemplated by this Agreement as a sale of assets for U.S. federal income tax purposes (which assets include the equity interests owned by the Companies in Morro Bay Mutual Water Company and Moss Landing Mutual Water Company) and neither party shall take a position inconsistent with such treatment on any Tax Return.

8.10 Exclusivity. Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by this Article VIII.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

(b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its commercially reasonable efforts to seek relief from such Order; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; or (iii) if the Closing shall not have occurred or is not reasonably likely to occur within six (6) months after the date of this Agreement (the “Outside Date”) (provided, that (x) if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(c) or Section 7.2(c) have not been obtained and such Consents are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to nine (9) months after the date of this Agreement, and (y) in all events, if at any time the Outside Date is a date that is before the “Termination Date” (as defined in the Merger Agreement), then the Outside Date shall automatically be extended to be the same date as such “Termination Date”); provided, however, that the right to so terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date.

(c) This Agreement may be terminated by Buyer, upon written notice to Seller at any time prior to Closing, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

(d) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Buyer Material Adverse Effect, and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

(e) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if the Merger Agreement has been terminated for any reason.

9.2 Effect of Termination.

(a) Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 9.1, this Agreement shall be of no further force or effect (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 9.2 and Article X, excluding Sections 10.4 and 10.5 shall remain in full force and effect in accordance with their respective terms), and no Party shall have any further Liability under this Agreement.

(b) If this Agreement is terminated pursuant to Section 9.1(e) and thereafter Seller or any of its Affiliates receives the “Termination Fee” as defined in the Merger Agreement, then, Seller shall pay to Buyer a proportionate share of the Termination Fee based upon the relative Total Enterprise Value of the transactions contemplated under the Merger Agreement transaction, as compared to the Total Enterprise Value of the transactions contemplated under this Agreement. In addition, so long as Seller is entitled to a reimbursement of its expenses in addition to the “Termination Fee” under the Merger Agreement, then Seller shall notify Buyer in writing and thereafter promptly reimburse Buyer, in addition to the portion of the Termination Fee payable above, for its reasonable out-of-pocket costs, fees and expenses incurred by Buyer or its Affiliates in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (such fees, costs and expenses, the “Reimbursable Expenses”); provided, that Buyer shall present reasonable supporting documentation with respect to all Reimbursable Expenses for which it desires reimbursement and provided, further, that in no event shall Seller be required to pay Reimbursable Expenses in an amount greater than $2,000,000 in the aggregate and in no event in an amount greater to the amount of the payment to Seller for reimbursement of its expenses; provided further, that if Buyer or any of its Affiliates purchases any of the Interests (or all or substantially all of the assets associated with any of the Stations) from any Person within eighteen (18) months following the termination of this Agreement, Buyer shall within five (5) Business Days of the closing of such transaction: (i) reimburse Seller the full amount of the Termination Fee and the Reimbursable Expenses and, (ii)pay Seller an additional amount equal to the amount of two percent (2%) of the Total Enterprise Value of the assets and liabilities acquired by Buyer or its Affiliates in such transaction or series of transactions (the “Advisory Fee”).

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties; provided, however, that this Agreement may not be amended, supplemented or otherwise modified by the Parties in a manner adverse to Dynegy as a third party beneficiary in any material respect, including any amendment, supplement or modification that would prevent, impair or materially delay the consummation of the transactions contemplated hereby, without Dynegy’s prior written consent.

10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

10.3 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein; provided, however, that no such waiver shall be effective without Dynegy’s prior written consent if such waiver would be adverse to Dynegy as a third party beneficiary in any material respect, including any such waiver that would prevent, impair or materially delay the consummation of the transactions contemplated hereby.

10.4 Survival. The covenants and agreements of the Parties contained in this Agreement which by their terms survive the Closing Date shall survive indefinitely until performed in accordance with this Agreement. The representations and warranties in this Agreement shall survive the Closing until the first anniversary of the Closing Date except that,

(a) the representations and warranties in Sections 3.2 and 5.2(Authority), Section 4.4 (Title to Interests), Section 4.5 (Title to Specified Assets) and Sections 3.4 and 5.5 (Brokers; Finders), shall survive indefinitely;

(b) the representations and warranties in Section 4.6 (Taxes) shall survive the applicable statute of limitations period, plus thirty (30) days; and

(c) the representations and warranties of Seller in Article IV (other than those specified in Sections 10.4(a) or (b)) shall not survive the Closing.

10.5 Disclaimers, As-Is Sale; Release.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH HEREIN, THE INTERESTS ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER OR ITS AFFILIATES, THE INTERESTS, THE BUSINESS, THE COMPANIES OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE

BUSINESS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY OF THE FOREGOING RELATING TO ENVIRONMENTAL LAWS. SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR OTHER SUBSTANCES OR MATERIALS THAT COULD RESULT IN LIABILITY OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER OR RELATING TO ENVIRONMENTAL LAWS WITH RESPECT TO THE BUSINESS OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE BUSINESS OR THE SUITABILITY OF THE BUSINESS FOR OPERATION AS A POWER PLANT OR OTHERWISE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS.

(b) Except for the obligations of Seller under this Agreement, for and in consideration of the transfer of the Interests, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of the Companies, or the assets, business, operations, conduct, services, products or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Buyer does not release, waive or otherwise discharge any claim for fraud.

(c) Except for the obligations of Buyer under this Agreement, for and in consideration of the assumption by Buyer of the liabilities of the Companies and liabilities relating to the Specified Assets as set forth in this Agreement, effective as of the Closing Date, Seller hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates to absolutely and unconditionally release, acquit and forever discharge, Buyer and its Affiliates (including the Companies), each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of Dynegy and its Subsidiaries (other than the Companies), or the assets, business, operations, conduct, services, products or employees (including former employees) of Dynegy and its Subsidiaries or any of their predecessors (other than the assets, business, operation, conduct, services, products and employees (including former employees) and related liabilities assumed by Buyer as part of the acquisition of the Interests and Specified Assets hereunder), whether related to any period of time before or after the Closing Date; provided, however, that in the event that Seller’s Affiliates are sued by Buyer or its Affiliates for any matter subject to this release, Seller’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Seller does not release, waive or otherwise discharge any claim for fraud.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Seller, to:

Denali Merger Sub Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: David I. Foley

Facsimile: (646) 253-7675

and a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Wilson S. Neely and David M. Lieberman

Facsimile: (215) 455-2502

If to Buyer, to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Attention: Michael R. Bramnick

Facsimile: (609) 524-4589

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

655 15th Street, N.W.

Washington, DC 20005

Attention: Mitchell F. Hertz

Facsimile: (202) 654-9603

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a Business Day (otherwise the next Business Day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of Law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder, except that Buyer may (i) assign its rights and obligations under this Agreement in whole or in part to any one or more direct or indirect Subsidiaries of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

10.8 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Subject to paragraph (e) below solely with respect to Buyer’s rights and remedies against Seller, the Parties further acknowledge and agree that prior to the Closing, the sole and exclusive remedy of any Party in respect of any breach or alleged breach hereunder or under any other agreement contemplated by this Agreement shall be to seek specific performance to prevent or cure such breaches by the other Party and/or to enforce specifically the terms and provisions of this Agreement, including upon consummation of the Merger to obtain an order of specific performance requiring the other Party (if all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 2.1, on the terms and subject to the conditions in this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) The Parties further agree that (x) the seeking of the remedies provided for in Section 10.8(c) by another Party to this Agreement shall not in any respect constitute a waiver by either Party of its right to seek any other form of relief that may be available to either of them under this Agreement, from and after the Closing, and (y) nothing set forth in this Agreement shall require any Party hereto to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under Section 10.8(c) prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal proceeding pursuant to Section 10.8(c) or anything set forth in this Section 10.8(d) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(e) In addition to the limitations set forth in Section 10.8(c) above, in no event shall Buyer be entitled to any remedy of specific performance intended to force Seller or any of its Affiliates to fulfill any obligation under the Equity Commitment Letter or consummate the Merger. In the event the Closing under the Merger Agreement does not occur for any reason, including as a result of any breach or alleged breach by the Seller under the Merger Agreement or by Sponsor under the Equity Commitment Letter, neither the Seller nor any of its Affiliates shall have any liability to Buyer or any of its Affiliates under or otherwise in connection with this Agreement, and Buyer shall not be permitted to pursue any claims or remedies against the Seller under or otherwise in connection with this Agreement, either at law or in equity; provided that the foregoing shall not be deemed to limit the Seller’s obligation to perform its obligations under this Agreement (other than any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), or the Buyer’s right to seek specific performance of Seller’s obligations hereunder (other than In respect of any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), until such date on which any party to the Merger Agreement asserts a dispute exists among the parties to the Merger Agreement or otherwise asserts a right to terminate the Merger Agreement.

10.9 Counterparts. This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.

10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

10.12 Disclosure. Except as otherwise provided in this Agreement, all Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered Schedule or Section hereof shall be deemed to correspond to and qualify any other numbered Schedule or Section relating to such Party to which the applicability of the disclosure is reasonably apparent. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

10.13 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Additional Agreements (when executed and delivered by the Parties), constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions.

10.14 Third Party Beneficiaries. Dynegy will be an intended third party beneficiary of, and shall have right of enforcement in respect of the Parties’ obligations under this Agreement. Buyer and Seller agree that, other than Dynegy, this Agreement is not intended to, and does not, confer upon any third party any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NRG Energy, Inc.

By:

Name:
Title:

Denali Merger Sub Inc.

By:

Name:
Title:

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNEGY, INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST. The name of the Corporation is Dynegy, Inc. (the “Corporation”).

SECOND. The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share, and one thousand (1,000) shares of preferred stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written consent.

SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (c) of this Article Seventh, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

(b) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Seventh or otherwise.

(c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Seventh is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) The rights conferred on any Covered Person by this Article Seventh shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Articles of Incorporation as of the , day of , 2010.

[Name]
[Title]